                                                                    EXHIBIT 99.1

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Recent Events

This section should be read in conjunction with Lucent's Form 10-Q for the quarterly period ended March 31, 2001.

o On July 24, 2001, Lucent entered into an agreement to sell to Celestica Inc. its Oklahoma and Ohio manufacturing operations, other than its Oklahoma manufacturing facility, which Lucent will lease to them. The purchase price, which Lucent expects to be approximately $550 million to $650 million in cash, will be determined based on the value of the assets, primarily inventory, transferred at the completion of the transaction. At closing, Lucent will enter into a five-year supply agreement valued at up to $10 billion with Celestica to be the primary manufacturer for its switching, access and wireless networking systems products. The execution of the supply agreement is a condition to the closing of the transaction. Lucent expects to close this transaction by the end of the fourth fiscal quarter of 2001.

o In late May 2001, the board of directors of One.Tel, an Australian telecommunications company and one of our customers, declared One Tel insolvent. One.Tel announced on June 5, 2001 that it will be liquidated and its assets sold shortly. We have built a mobile fiberoptic network for One.Tel, which is near completion. In our third fiscal quarter, we took significant reserves associated with two vendor finance projects, including One.Tel of approximately $0.13 per share.

o On April 2, 2001, Agere Systems Inc. completed an initial public offering of 600 million shares of Agere Class A common stock, resulting in net proceeds of $3.4 billion to Agere. As a result of the initial public offering, the company will record an increase to shareowners' equity of approximately $920 million in the third fiscal quarter of 2001. In addition, Morgan Stanley exercised its overallotment option to purchase an additional 90 million shares of Agere Class A common stock from Lucent and exchanged $519 million of Lucent commercial paper for the Agere shares. The transaction resulted in a gain of approximately $140 million, which has been included in calculating the net loss on disposal of Agere reflected in the second fiscal quarter of 2001. On April 2, 2001, after the initial public offering and with the exercise of the overallotment option, Lucent owned 58% of Agere.

o In connection with the initial public offering and the planned spin-off of Agere, the sale of the power systems business and the spin-off of Avaya Inc., Lucent reclassified the results of operations related to Agere, its power systems business and Avaya as discontinued operations. Agere and the power systems business were previously disclosed within a separate operating segment, Microelectronics and Communications Technologies. In addition, Avaya was also previously disclosed as a separate operating segment, Enterprise Networks. In the second fiscal quarter of fiscal 2001, Lucent revised its segment structure reflecting the company's management of its remaining business.

o On March 12, 2001, Lucent announced that it was pursuing a variety of strategic activities for the major portion of its optical fiber business. On July 24, 2001, Lucent entered into agreements to sell its optical fiber business to The Furukawa Electric Co., Ltd. and Corning Incorporated for an aggregate purchase price of $2.75 billion. Lucent will receive $2.525 billion from Furukawa for the major portion of the business. Corning will pay $225 million in cash for Lucent's two Chinese joint ventures. Up to $250 million of Furukawa's payment to Lucent may be in the form of CommScope, Inc. securities. The closing is subject to U.S. and foreign governmental approvals and other customary closing conditions.

o On February 22, 2001, Lucent completed arrangements for $6.5 billion of Credit Facilities with financial institutions. These Credit Facilities consist of a replacement for the 364-day $2.0 billion Credit Facility that expired on February 22, 2001 and a new 364-day $2.5 billion assumable credit facility for Agere. In addition to these two Credit Facilities, Lucent amended an existing $2.0 billion Credit Facility expiring in February 2003. Under the 364-day $2.0 billion Credit Facility, any loans outstanding at maturity may be extended, at Lucent's option, to February 26, 2003. Prior to the initial public offering, Lucent borrowed $2.5 billion under the assumable credit facility, which was assumed by Agere on April 2, 2001, the closing of their initial public offering.

o In connection with a restructuring plan we announced in January 2001 to exit certain non-strategic product lines within the data networking, wireless, optical networking and switching groups and to streamline its cost structure in various businesses and corporate operations, Lucent recorded in the second fiscal quarter of 2001, a pre-tax charge to earnings of $2.7 billion, which includes restructuring costs of $810 million and asset write-downs and other charges of $1.9 billion. Restructuring costs primarily relate to involuntary separations, contract settlements and facility closings. Asset write-downs primarily reflect the write-down of certain long-lived assets, such as goodwill, and inventory that became impaired as a result of management's decision to discontinue certain product lines and product development efforts. Total third fiscal quarter restructuring charges were approximately $684 million which represent approximately $176 million of asset writedowns, approximately $244 million for employee separations, approximately $85 million in other restructuring charges and approximately $278 million of pension and post-retirement curtailment charges associated with employee terminations, offset by approximately $99 million credit resulting from lower than expected costs associated with the restructuring charge recorded in the second fiscal quarter. Through the implementation of the restructuring plan and attrition, the company exceeded its target for work force reductions with the elimination of more than 10,500 positions since January. In addition, in June 2001, we expanded our restructuring program by offering an early retirement program to approximately 13,000 additional qualified employees. More than 8,500 employees accepted the early retirement offer in July. The work force reductions associated with the restructuring plan and this early retirement program are substantially complete.

o In February 2001, Standard & Poor's and Moody's Investors Services reduced their ratings for our commercial paper to A3 by Standard & Poor's and P3 by Moody's and for our senior usnecured long-term debt to BBB- by Standard & Poor's and Baa3 by Moody's. On
     June 12, 2001, Standard & Poor's reduced its ratings for our senior, unsecured long-term debt to BB+ and for our commercial paper to
     B. On June 26, 2001, Moody's further reduced its ratings for our long-term debt to Ba1 from Baa3 and for our commercial paper from P3 to Not Prime. Also on June 26, 2001, Fitch reduced its ratings for our senior unsecured debt to BB from BBB- and for our commercial paper to B from F3. On
     July 31, 2001, Standard & Poor's further reduced its ratings for our long-term debt to BB- and for our commercial paper to C. The rating for our senior unsecured long-term debt remains on creditwatch with negative implications. Our Moody's long-term ratings are under review for possible further downgrade. On July 30, 2001, we met with representatives of Moody's. While Moody's has not yet indicated what action it will take, on the basis of our latest meeting, we expect Moody's to reduce its ratings for our long-term debt by one or two notches to Ba2 or Ba3 on or about August 2, 2001. We cannot assure you that Moody's will not reduce our ratings below that level, and we cannot assure you that Moody's will not issue other adverse commentary or take other actions with respect to us in the near future. The revised Standard & Poor's, Moody's and Fitch ratings are below investment grade. We expect both the recent, and any future, lowering of the ratings of our debt to result in higher financing costs and reduced access to the capital markets. As a result of the earlier reduction of our credit ratings, commercial paper and some other types of borrowings became unavailable to us and the costs of our financings increased. We cannot assure you that our credit ratings will not be reduced in the future by Standard & Poor's, Moody's or Fitch.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


Overview

         On April 2, 2001, Agere, Lucent's microelectronics business, completed an initial public offering. Lucent plans to distribute the remaining shares of Agere it owns through a tax-free distribution to its shareholders
(see RECENT EVENTS and DISCONTINUED OPERATIONS).

         Lucent believes that the separation of Agere from Lucent will provide Agere with the opportunity to expand its business prospects and improve its operations in a manner not achievable as part of Lucent. Lucent believes that its competitors for its communications equipment businesses may be reluctant to purchase components from Agere, as one of Lucent's divisions. Lucent believes that this conflict, which impedes Agere's ability to sell to many of its largest current and potential customers, would be significantly resolved by separating Agere's businesses from Lucent's other businesses. Lucent similarly benefits by being able to focus on its communications equipment businesses and their growth opportunities.

     On December 29, 2000, Lucent completed the sale of its power systems business to Tyco International Ltd. The sale of power systems allowed Lucent to sharpen its focus on the broadband and mobile Internet infrastructure market, and now, as part of Tyco, the power systems business is linked to other businesses, which Lucent believes complement power systems products, technology and people. The core technology involved in power systems is fundamentally different from the networking technologies on which Lucent now focuses - optical, wireless, data and software.

     Accordingly, Lucent's consolidated financial statements and Management's Discussion and Analysis of Results of Operations and Financial Condition for all periods presented have been reclassified to reflect Agere and the power systems business as a discontinued business segment in accordance with Accounting Principles Board Opinion No. 30. (see DISCONTINUED OPERATIONS).

     In fiscal 2000, Lucent completed its plan to spin off its Enterprise Networks business to shareowners, forming a separate and independent company. The new company is called Avaya Inc. (see DISCONTINUED OPERATIONS). The separation of Avaya's businesses were intended to allow Avaya to focus greater management attention and resources on opportunities for its businesses in the communication market and to focus on better managing its cost structure. Lucent similarly benefits by being able to focus on its remaining businesses and their growth opportunities. Additionally both companies had different customers, distribution and services requirements and different rates of technology evolution.

         By focusing Lucent's resources, management attention, research and development and investments, Lucent hopes to be able to improve its growth by providing Internet networks, based on optical, data, and wireless products with the professional services and software to support them. Lucent is focusing on these areas because of its core technology strengths in optical, data and wireless networking and in providing related services to service provider networks. Lucent believes that there are high-growth opportunities in broadband and mobile Internet products and services. Lucent believes that as a multi-divisional company, Lucent was not as well positioned to capitalize on these opportunities. By moving from a multidivisional company to a company focused on the service provider network, Lucent believes it will be able to focus its product development, sales and other efforts more effectively on these opportunities. For example, in fiscal year 2000 we had lower revenues in part because of a misjudgment of demand for OC-192, an optical networking product. Lucent believes that by being a more focused company, it will be more effective at responding to market demand.

         Lucent expects to take a business restructuring charge associated with the redesign of its business in the quarter ending March 31, 2001.
A review of our internal processes will continue throughout fiscal 2001 and may result in additional restructuring and associated charges (see RECENT EVENTS and KEY BUSINESS CHALLENGES).

         On a total basis, Lucent reported net income of $1,219 million, or $0.37 per share (diluted) for the year ended September 30, 2000, as compared with year-ago net income of $4,789 million, or $1.49 per share (diluted). Fiscal 2000 net income includes a $214 million loss, or $0.06 per share (diluted), from discontinued operations, net of tax, compared with $1,112 million of income, or $0.34 per share (diluted), net of tax, for fiscal 1999. The fiscal 2000 operating income includes a reduction of costs and operating expenses of $206 million representing the impact of adopting Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). In addition, in fiscal 1999 Lucent changed its method for determining annual net pension and postretirement benefit costs. As a result, included in 1999 net income is a $1,308 million, or $0.41 per share (diluted), cumulative effect of accounting change. Lucent's income before the cumulative effect of accounting change was $3,481 million for the year ended September 30, 1999. See Note 12 to the accompanying Consolidated Financial Statements for further details of the accounting change.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


Discontinued Operations

         Lucent recorded a $214 million loss from discontinued operations (net of a tax expense of $320 million) for the year ended September 30, 2000. The net loss is comprised of $551 million of net income from discontinued operations ($248 million from Agere and power systems and $303 million from Avaya) for the period prior to the measurement date and a $765 million net loss on disposal of Avaya. The net loss on disposal of Avaya reflects the costs directly associated with the spin-off and the net loss of Avaya between the measurement date and the spin-off date of September 30, 2000. The costs reflect those components of the Avaya reorganization plan, including a business restructuring charge and directly related asset write-downs of $545 million recorded during the year, along with transaction costs of $56 million for the spin-off. Major components of this charge include $365 million for employee separation and $101 million for real estate consolidation.

         In addition, the loss from discontinued operations includes an allocation of Lucent's interest expense based on the amount of debt assumed by Avaya. Approximately $780 million of commercial paper borrowings were assumed by Avaya as part of the spin-off transaction.

         The following discussion focuses on Lucent's results from continuing operations.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


Financial Highlights

         Lucent reported income from continuing operations of $1,433 million, or $0.43 per share (diluted), for the year ended September 30, 2000, compared with year-ago income from continuing operations of $2,369 million, or $0.74 per share (diluted).

         Income from continuing operations for 2000 includes $559 million (non-tax impacting) of purchased in-process research and development ("IPRD") expenses related to the acquisitions of Spring Tide Networks and Chromatis Networks, a pre-tax gain of $189 million ($115 million after-tax) associated with the sale of an equity investment, a reduction to costs and operating expenses of $206 million related to the impact of adopting SOP 98-1 and a pre-tax charge of $61 million ($40 million after-tax) primarily associated with the mergers with International Network Services ("INS"), Excel Switching Corporation and Xedia Corporation.

         Income from continuing operations in 1999 includes a $108 million ($71 million after-tax) reversal of business restructuring charges, a $110 million non-tax deductible charge for merger-related costs and a $236 million charge ($169 million after-tax) primarily associated with asset impairments and integration-related charges related to the Ascend Communications, Inc. and Nexabit Networks, Inc. mergers, a $274 million gain ($167 million after-tax) on the sale of an equity investment, and $276 million ($267 million after-tax) of IPRD expenses related to the acquisitions of Stratus Computer, Inc., XNT Systems, Inc., Quantum Telecom Solutions, Inc., InterCall Communications and Consulting, Inc., Quadritek Systems, Inc. and WaveAccess Ltd.

Acquisitions

         As part of Lucent's continuing efforts to provide its customers with end-to-end communications solutions, the company completed numerous acquisitions and mergers during the three years ended September 30, 2000. For more information, see Note 4 to the accompanying Consolidated Financial Statements.

Operating Segments

         Lucent operates in the global telecommunications networking industry and has one reportable segment: Service Provider Networks, which provides public networking systems, software and services to telecommunications service providers and public network operators around the world. Service Provider Networks is a strategic market unit that offers distinct products and services and was determined based on the customers and the markets that Lucent serves. The results of corporate operations and other smaller units, including optical fiber and consumer products, are reported in Other and Corporate.

                                Segment Revenues
              For the years ended September 30, 1998, 1999 and 2000

                                                                         1998               1999            2000
                                                                         ----               ----            ----
                                                                                    (dollars in billions)
         Service Provider Networks....................................     $20.1            $24.8         $26.5
         Other and Corporate..........................................       1.2              2.2           2.4

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


         Lucent's Service Provider Networks segment represents about 92% of the total external sales for 2000. Lucent offers a wide range of products and services representing a full-service package for the next generation of networks.

                          Product and Service Revenues
                      For the year ended September 30, 2000

         Core Networking Systems.................................................  66%
         Wireless Products.......................................................  22%
         NetCare Professional Services...........................................   4%
         Other...................................................................   8%

Key Business Challenges

         The communications industry is changing, driven in part by consolidation among service providers. As a result, Lucent is in the process of reorganizing its business moving from a multidivisional company, which was originally designed to capture the wide-ranging market opportunities presented by the deregulation of the telecommunications industry, to one focused on the service provider market, where we believe there is high-growth potential in broadband and mobile Internet products and services. This reorganization includes the recent spin-off of Avaya, the sale of the power systems business and the initial public offering and expected distribution of Agere, as well as a comprehensive review and restructuring of Lucent's internal systems and processes. Specific initiatives include performing a comprehensive product and service portfolio review aimed at aligning research and development and effective redeployment of sales and marketing teams and other investments with such high-growth opportunities in the service provider market, consolidating corporate infrastructure and improving supply chain management. Lucent expects to take a significant business restructuring charge in the quarter ending March 31, 2001. Lucent expects to give details of the charge in late January, 2001. A review of our internal processes will continue throughout 2001 and may result in additional restructuring and associated charges. (see RECENT EVENTS).

         A limited number of large customers provide a substantial portion of Lucent's revenues. These customers include Verizon, AT&T, Verizon Wireless, AT&T Wireless, SBC, Bell South, Sprint and Qwest. The spending patterns of these customers can vary significantly during the year. An elimination or change in the spending patterns of, or a significant reduction in orders from, any one of these customers could negatively affect Lucent's operating results. Lucent's fiscal year 2000 results were negatively affected by the decline in sales to AT&T in the U.S and Saudi Telecommunications Company (STC) in Saudi Arabia. The communications industry has recently experienced a consolidation of both U.S. and non-U.S. companies. As a result, Lucent's operating results could become more dependent on a smaller number of large carriers. Lucent continually endeavors to diversify its customer base by adding new and different types of customers. In addition, the company continues to develop new products and services for service providers in the optical, data and wireless product areas to broaden its offering for customers. The company believes that providing a broader offering will enhance its relationships with its customers, and may reduce the chance of contract cancellations. Lucent is often asked, however, to provide or arrange for long-term financing for customers as a condition to obtain or bid on infrastructure contracts. Thus, our ability to develop certain customer relationships and diversify our customer base may be dependent upon our ability to raise capital and extend credit. Our financial results in fiscal 2000 were negatively impacted by our customer financing because deteriorating creditworthiness of some of our customers caused us to record additional reserves of approximately $250 million.

         Lucent uses a disciplined and comprehensive process in evaluating the creditworthiness of its customers and extends financing only when it believes it is appropriate for its business. During the first fiscal quarter of 2001, Lucent announced that it is implementing a more selective customer financing program, which will result in fewer emerging service provider customers and increased dependence on larger service providers as customers. In addition, the company regularly reviews its financing portfolio and records reserves, as appropriate (see LIQUIDITY AND CAPITAL RESOURCES).

         Lucent operates in a highly competitive industry and expects the level of competition relating to pricing and product offerings will intensify. Lucent expects that new competitors will enter its markets as a result of expansion by market participants and advancements in technology. These competitors may include entrants from the telecommunications, software, data networking, cable television and semiconductor industries, and may have strong financial capabilities, technological expertise and established name recognition. Lucent attempts to direct the company's resources to meet market needs and competitive challenges based on ongoing assessments of market conditions. Lucent's results for fiscal year 2000 were adversely affected by lower

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


revenues and gross margins for specific optical networking products, including a misjudgment of the market demand for OC-192, an optical networking product, and a larger than expected reduction in revenue and gross margin for its traditional circuit switching products and related software. The lower gross margins from Lucent's traditional circuit switching business and from its optical business contributed significantly to the $1.7 billion decline in the Service Provider Networks segment's operating income in fiscal year 2000.

         For the first fiscal quarter of 2001, Lucent anticipates a substantial decline in revenues compared to the year-ago quarter, and a substantial loss from continuing operations. This reflects a significant sales decline in North America due to an overall softening in the competitive local exchange carrier market, slowdown in capital spending by established service providers, lower software sales and a more focused use of vendor financing to align this limited resource with the most promising customers in critical, emerging markets like next generation optical and mobile networks.

         On December 21, 2000, Moody's Investors Service lowered Lucent's credit rating on senior unsecured long-term debt from A2 to A3 and on commercial paper from Prime-1 to Prime-2; the A3 rating remains on review for possible further downgrade, and Moody's concluded the review of the commercial paper rating. Also on December 21, 2000, Standard & Poor's lowered Lucent's credit rating on senior unsecured long-term debt from A to BBB+ and the commercial paper rating from A-1 to A-2, both of which remain on CreditWatch with the possibility of further downgrades. Lucent believes that it will have sufficient capital resources to fulfill its own operational and capital needs, as well as to extend credit to customers when appropriate, although there can be no assurance that this will occur (see RECENT EVENTS).

Results of Operations:

Revenues

         Total revenues for 2000 increased 7.1% to $28,904 million compared with 1999, due to increases in sales from the Service Provider Networks segment and Other and Corporate. Revenue growth was driven by sales increases globally. For 2000, sales within the United States grew 7.7% compared with 1999. Non-U.S. revenues increased 5.7% compared with 1999. These non-U.S. sales represented 31.4% of total revenues compared with 31.8% in 1999.

                          Revenues by Non-U.S. Regions
              For the years ended September 30, 1998, 1999 and 2000

                                                                    1998               1999            2000
                                                                    ----               ----            ----
                                                                               (dollars in billions)
         Canada...................................................     $0.3             $0.3          $0.3
         Caribbean/Latin America..................................      0.6              1.2           1.6
         Asia/Pacific.............................................      1.9              2.2           2.8
         Europe/Middle East/Africa................................      2.6              4.9           4.4

         Revenues are attributed to geographic areas based on the location of customers.

         Total revenues for 1999 increased 26.7% to $26,993 million compared with 1998. Revenue growth was driven by sales increases globally. For 1999, U.S. sales grew 15.6% compared with 1998 and non-U.S. sales increased 59.3% compared with 1998. These non-U.S. sales represented 31.8% of total revenues compared with 25.3% in 1998.

         The following table presents Lucent's revenues by segment and the percentage of total revenues for the years ended September 30, 2000, 1999, and 1998:

                                                 2000                      1999                        1998
                                                 ----                      ----                        ----
                                                           % of                        % of                         % of
                                                           Total                       Total                        Total
                                                                        (Dollars in Millions)
Service Provider Networks.................   $  26,509        92     $    24,833           92     $    20,116         94
Other and Corporate.......................       2,395         8           2,160            8           1,191          6
                                             ---------    ------     -----------      -------     -----------    -------
Total Lucent..............................   $  28,904       100     $    26,993          100     $    21,307        100
                                             =========    ======     ===========      =======     ===========    =======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


         Revenues in 2000 from the Service Provider Networks segment increased by 6.8%, or $1,676 million, compared with 1999, and increased 23.4%, or $4,717 million, for 1999 compared with 1998. The 2000 increases were driven by sales of service provider Internet infrastructure, wireless systems and professional services, offset in part by a decline in optical networking products, primarily due to lower revenues in the fiscal fourth quarter and a decline in switching revenues. Lower than expected revenues in optical networking, due primarily to being late to market with the OC-192 product, which affected the entire product cycle, from engineering and manufacturing to deployment and launch, had a negative impact on the fiscal year's revenue growth. In addition, lower revenues from switching products primarily due to the shift in customer spending away from circuit switching, pricing pressures and the impact of a substantial reduction in the major long-term foreign project in Saudi Arabia that declined by approximately 40% to $1,425 million in the current fiscal year negatively impacted growth. The 1999 increases resulted primarily from higher sales of switching and wireless systems products with associated software, optical networking and data networking systems and communications software.

         U.S. revenues in 2000 from the Service Provider Networks segment increased by 7.1% over 1999, and by 10.9% comparing 1999 with 1998. The 2000 and 1999 U.S. revenue increases included revenue gains from sales to incumbent local exchange carriers, which in certain cases provide wireless service, and competitive local exchange carriers. Revenues in 2000 increased despite a decline in revenues from AT&T, historically a significant customer. In addition, the 1999 U.S. revenue increase included long distance carriers. Non-U.S. revenues for 2000 increased 6.0% compared with 1999, reflecting gains in all regions except the Europe/Middle East/Africa region, which was negatively impacted by the substantial reduction of revenues from Saudi Telecommunications Company (STC), and represented 32.6% of revenues for 2000 compared with 32.8% for 1999. Non-U.S. revenues for 1999 increased 60.7% compared with 1998 due to revenue growth in the Europe/Middle East/Africa region, primarily due to the same major long-term foreign project, Caribbean/Latin America and Asia/Pacific regions and represented 32.8% of revenues for 1999 compared with 25.2% in 1998.

         Lucent expects that product transition associated with a decline in circuit switching revenue and the substantial reduction of revenues from AT&T and Saudi Telecommunications Company (STC) will not be fully offset immediately by the ramp-up of newer products. In addition, component shortages have led to a longer than expected full-volume ramp-up in optical networking. Lucent expects a decline in total revenues and an accompanying decline in net income and net income per share in fiscal year 2001 compared to fiscal year 2000.

         Revenues in 2000 from sales of OTHER AND CORPORATE increased $235 million compared with 1999, driven by sales from optical fiber partially offset by lower revenues from the company's remaining consumer products business, which was sold in the second fiscal quarter of 2000. Revenues in 1999 increased $969 million compared with 1998, primarily due to the consolidation of the businesses regained from the PCC venture and increased optical fiber sales.

         On October 22, 1998, Lucent and Philips announced they would end their PCC venture. The venture was terminated in late 1998. The results of operations and net assets of the remaining businesses Lucent previously contributed to PCC had been consolidated as of October 1, 1998. Revenues are included in Other and Corporate. In December 1998, Lucent sold certain assets of the wireless handset business to Motorola, Inc. and completed the sale of its remaining consumer products business in the second fiscal quarter of 2000.

Costs and Gross Margin

                                                          2000                1999                1998
                                                          ----                ----                ----
                                                                      (Dollars in Millions)
Costs...................................................  $17,190            $14,024            $11,490
Gross margin............................................  $11,714            $12,969             $9,817
Gross margin percentage.................................     40.5%              48.0%              46.1%

         Total costs in 2000 increased $3,166 million, or 22.6%, compared with 1999. As a percentage of revenue, gross margin decreased to 40.5% from 48.0% in 1999. This decrease was primarily due to decreased volumes and margins in the optical

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


networking and switching businesses, including lower software revenues, increased pricing pressures in other product lines and continued expansion into overseas markets, which generally yield lower margins. This decrease in gross margin percentage was partially offset by $350 million resulting from lower personnel costs, including lower incentive compensation awards and a higher net pension credit, and the impact of adopting SOP 98-1. In addition, Lucent anticipates a further shift from higher margin switching products to newer products with initially lower margins. Total costs in 1999 increased $2,534 million, or 22.1%, compared with 1998 due to the increase in sales volume. Gross margin percentage increased 1.9 percentage points from 1998. The increase in gross margin percentage for the year was due to a more favorable mix of products.

Operating Expenses

                                                              2000                1999                1998
                                                              ----                ----                ----
                                                                          (Dollars in Millions)
Selling, general and administrative ("SG&A")................   $5,610             $5,371             $3,894
As a percentage of revenues.................................     19.4%              19.9%              18.3%
As a percentage of revenues excluding amortization
  of goodwill and other acquired intangibles................     18.2%              18.8%              17.8%

         SG&A expenses increased $239 million, or 4.4%, and decreased 0.5 percentage points as a percentage of revenues in 2000 as compared with 1999 and increased $1,477 million, or 37.9%, and increased 1.6 percentage points as a percentage of revenues in 1999 as compared with 1998. The dollar increases are attributable to higher sales volume and increased amortization of goodwill and other acquired intangibles. The current year expense was also negatively impacted by increased reserves for bad debt on trade receivables due to specific credit concerns primarily in the emerging service provider market. These increases were partially offset by $475 million resulting from lower personnel costs, including lower incentive compensation awards and a higher net pension credit, and the impact of adopting SOP 98-1. In addition, included in the current year expense is $61 million primarily associated with the mergers with INS, Excel and Xedia. Included in the 1999 expense is $110 million associated with the mergers with Ascend, Nexabit, RAScom and VitalSigns.

         Amortization expense associated with goodwill and other acquired intangibles was $362 million, $296 million and $102 million for the years ended September 30, 2000, 1999 and 1998, respectively. As a result of the 2000 acquisition activity, Lucent expects amortization of goodwill and other acquired intangibles to significantly increase in future periods. On a pro forma basis, assuming the 2000 acquisitions occurred on October 1, 1999, the amortization of goodwill and other acquired intangibles would have increased by approximately $675 million for the year ended September 30, 2000. The 1999 increase largely relates to the $109 million write-off of Livingston goodwill and other acquired intangibles. For further details see IN-PROCESS RESEARCH AND DEVELOPMENT.

         In addition, 1999 includes an $85 million reversal of 1995 business restructuring charges.

                                                                2000                1999              1998
                                                                ----                ----              ----
                                                                          (Dollars in Millions)
Research and development ("R&D")............................   $3,179             $3,536             $3,203
As a percentage of revenues.................................     11.0%              13.1%              15.0%
Purchased in-process research and development
  ("IPRD")..................................................   $  559             $  276             $1,336

         R&D expenses in 2000 decreased $357 million, or 10.1%, and decreased
2.1 percentage points as a percentage of revenues compared with 1999, and increased $333 million, or 10.4%, and decreased 1.9 percentage points in 1999 as a percentage of revenues compared with 1998. The 2000 dollar decrease, as well as the percentage of revenues decrease in 2000, were largely the result of $325 million of lower personnel costs, including lower incentive compensation awards and a higher net pension credit, and the impact of adopting SOP 98-1. The 1999 dollar increase was primarily due to increased expenditures in support of substantially all product lines. The 1999 decrease in R&D as a percentage of revenues reflects more custom contract work that was recorded in costs as opposed to R&D.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


         IPRD expenses for 2000 were $559 million, reflecting the charges associated with the acquisitions of Spring Tide and Chromatis, in 2000, as compared with $276 million related primarily to the acquisitions of Stratus, XNT, Quantum, InterCall, Quadritek and WaveAccess in 1999. See further discussion under IN-PROCESS RESEARCH AND DEVELOPMENT.

Other Income--Net, Interest Expense and Provision for Income Taxes

                                                                                 2000            1999            1998
                                                                                 ----            ----            ----
                                                                                        (Dollars in Millions)
         Other income-net.............................................         $  333         $   357          $  39
         Interest expense.............................................         $  342         $   318          $ 142
         Provision for income taxes...................................         $  924         $ 1,456          $ 921
         Effective income tax rate....................................           39.2%           38.1%          71.9%
         Adjusted income tax rate*....................................           28.6%           33.3%          34.4%

* Excludes non-tax deductible IPRD expenses, merger-related costs, amortization of goodwill and other acquired intangibles, certain one-time gains on sales of equity investments in 2000 and 1999, and the gain on the sale of the company's ATS business in 1998.

         During 2000, other income-net, included interest income of $118 million and net gains on sales and settlements of financial instruments of $343 million, including a $189 million gain from the sale of an equity investment. During 1999, other income-net, included interest income of $129 million and net gains on sales and settlements of financial instruments of $270 million, including a $274 million gain from the sale of an equity investment. During 1998, other income-net, included interest income of $117 million, gains from the sale of businesses of $208 million, including a gain related to the sale of the Advanced Technology Systems unit of $149 million and net equity losses from investments of $185 million primarily related to the investment in PCC.

         Interest expense increased primarily due to higher debt levels in 2000 and 1999. In addition, interest expense in 2000 increased from higher weighted average interest rates on commercial paper.

         The effective income tax rates exceed the U.S. federal statutory income tax rates primarily due to the write-offs of IPRD costs and merger-related expenses that are not deductible for tax purposes. The adjusted income tax rate decreased 4.7 percentage points in 2000 compared with 1999. This decrease was primarily due to increased research tax credits and the tax impact of non-U.S. activity. The adjusted income tax rate decreased 1.1 percentage points in 1999 compared with 1998. This decrease was primarily due to a reduced state effective tax rate and the tax impact of non-U.S. activity.

         The 1998 effective income tax rate does not include a federal income tax provision for Kenan since Kenan was an S-Corporation prior to its merger with Lucent.

Cash Flows

                                                                         2000             1999               1998
                                                                         ----             ----               ----
                                                                                  (Dollars in Millions)
      Net cash provided by (used in):
         Operating activities.....................................    $  (703)         $(1,619)             $   576
         Investing activities.....................................    $(1,559)         $(1,066)             $(2,141)
         Financing activities.....................................    $ 2,229          $ 3,350              $   852

         Cash used in operating activities decreased $916 million to $703 million in 2000 compared with 1999. This improvement was primarily due to smaller increases in receivables, other operating assets and liabilities and a larger tax benefit from stock options exercised during the current year. The change in receivables resulted from smaller revenue growth in the fiscal fourth quarter of 2000 as compared with the same period in 1999, partially offset by a higher average days outstanding (see FINANCIAL CONDITION). These improvements were partially offset by increased inventories and contracts in process to meet

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)

current and anticipated sales commitments to customers and the start-up of several long-term projects, lower accounts payable due to the timing of payments and lower net income as adjusted for non-cash operating items.

         Cash provided by operating activities decreased $2,195 million in 1999 compared with 1998. This was primarily due to larger increases in receivables and inventories as well as lower decreases in payroll and benefit-related liabilities. Cash payments of $61 million were charged against the 1995 business restructuring reserves in 1999, compared with $162 million in 1998. All projects associated with the 1995 business restructuring reserve were substantially completed as of September 30, 1999.

         Cash used in investing activities increased $493 million to $1,559 million in 2000 compared with 1999. The increase was primarily due to increased capital expenditures (see below) and decreased proceeds from the sales of investments, partially offset by decreased purchases of investments and higher proceeds from the dispositions of businesses.

         Cash used in investing activities decreased $1,075 million in 1999 compared with 1998, primarily due to increased proceeds from the sales of investments and a reduction in cash used for acquisitions and purchases of investments, partially offset by increased capital expenditures.

         Capital expenditures were $1,915 million, $1,387 million and $1,134 million for 2000, 1999 and 1998, respectively. The increases in capital expenditures primarily relate to expenditures for equipment and facilities used in manufacturing and research and development, including expansion of manufacturing capacity, and expenditures for efficiency improvements and non-U.S. growth. In addition, in 2000 capital expenditures included capitalized internal use software.

         Cash provided by financing activities decreased $1,121 million to $2,229 million in 2000 compared with 1999. This decrease was primarily due to lower issuances of long-term debt and increases in repayments of long-term debt, partially offset by an increase in short-term borrowings and an increase in proceeds from the issuances of common stock primarily for stock option exercises.

         Cash provided by financing activities increased $2,498 million in 1999 compared with 1998. This increase was primarily due to increased issuances of debt.

Financial Condition

                                                                        2000              1999
                                                                        ----              ----
                                                                        (Dollars in Millions)
         Total assets.............................................  $  47,512         $ 34,246
         Total liabilities........................................  $  21,340         $ 20,310
         Working capital..........................................  $  10,380         $ 10,197
         Debt to total capital (debt plus equity).................       19.9%            29.3%
         Inventory turnover ratio.................................        4.0x             4.4x
         Average days outstanding--receivables....................    114 days          95 days

         Total assets as of September 30, 2000, increased $13,266 million, or 38.7%, from September 30, 1999. This increase was primarily from increases of $5,582 million in goodwill and other acquired intangibles, as well as from increases in net long-term assets of discontinued operations, inventories, other assets, prepaid pension costs, contracts in process and receivables, of $3,126 million, $1,316 million, $1,113 million, $1,009 million, $779 million and $535 million, respectively. The increase in goodwill and other acquired intangibles is due to the acquisitions made in fiscal 2000 (see ACQUISITIONS). The increase in inventories resulted from the need to meet current and anticipated sales commitments to customers. Other assets increased due largely to the capitalization of internal use software, increased investments and an increase in other intangible assets. Prepaid pension costs increased primarily due to higher return on plan assets and an increase in the discount rate in 2000. Contracts in process increased as a result of the start-up of several long-term projects. Receivables increased primarily due to higher sales volume coupled with a higher average days outstanding (see below). During the fourth fiscal quarter of 2000, approximately $550 million of receivables for one large non-U.S. customer were sold.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


         The fair value of Lucent's pension plan assets is greater than the projected pension obligations. Lucent records pension income when the expected return on plan assets plus amortization of the transition asset is greater than the interest cost on the projected benefit obligation plus service cost for the year and amortization of prior service cost.

         Total liabilities increased $1,030 million, or 5.1%, from September 30, 1999. This increase was due primarily to higher commercial paper balances.

         Working capital, defined as current assets less current liabilities, increased $183 million from September 30, 1999, primarily resulting from increases in receivables, inventories and contracts in process, partially offset by the increase in short-term debt.

         Debt to total capital decreased 9.4 basis points in 2000 compared with 1999. This decrease was related to the 2000 increase in additional paid-in capital primarily associated with the issuance of common stock for business acquisitions made during the year and, to a lesser extent, the exercise of stock options and sales of stock through the employee stock purchase plan.

         For the year ended September 30, 2000, Lucent's inventory turnover ratio decreased to 4.0x compared with 4.4x for the year ended September 30, 1999. The decrease is due to higher inventory in fiscal 2000. Inventory turnover ratio is calculated by dividing cost of sales for the three months ended September 30 by the fiscal fourth quarter average ending inventory balance, using a two-point average.

         Average days outstanding--receivables were up 19 days to 114 days in 2000 compared with 1999 reflecting the growth in Lucent's sales outside the United States, which typically carry longer payment terms and growth in very competitive emerging markets that currently require longer payment terms. Average days outstanding is calculated by dividing the fiscal fourth quarter average ending receivables balance, using a two-point average, by total revenues for the three months ended September 30.

Liquidity and Capital Resources

         Lucent expects that, from time to time, outstanding commercial paper balances may be replaced with short- or long-term borrowings as market conditions permit. At September 30, 2000, Lucent maintained approximately $4.7 billion in credit facilities, of which a portion is used to support Lucent's commercial paper program. At September 30, 2000, approximately $4.4 billion was unused (see RECENT EVENTS).

         Future financings will be arranged to meet Lucent's requirements with the timing, amount and form of issue depending on the prevailing market and general economic conditions. Lucent anticipates that borrowings under its bank credit facilities, the issuance of additional commercial paper, cash generated from operations, short- and long-term debt financings, receivable securitizations, the proceeds from the sale of the power systems business and the initial public offering of Agere Systems will be adequate to satisfy its future cash requirements, although there can be no assurance that this will be the case.

         Lucent's customers worldwide are requiring their suppliers to arrange or provide long-term financing for them as a condition of obtaining or bidding on infrastructure projects. These projects may require financing in amounts ranging from modest sums to more than a billion dollars. Lucent has increasingly provided or arranged long-term financing for customers, and continually monitors and reviews the creditworthiness of such arrangements. As market conditions permit, Lucent's intention is to sell or transfer these long-term financing arrangements, which may include both commitments and drawn-down borrowings, to financial institutions and other investors. This enables Lucent to reduce the amount of its commitments and free up additional financing capacity.

         As of September 30, 2000, Lucent had made commitments or entered into agreements to extend credit to certain customers for an aggregate of approximately $6.7 billion. Excluding amounts that are not available because the customer has not yet satisfied the conditions precedent for borrowing, at September 30, 2000, approximately $3.3 billion in loan commitments was undrawn and available for borrowing and approximately $1.3 billion had been advanced and was outstanding. As part of the revenue recognition process, Lucent determines whether the notes receivable under these contracts are reasonably assured of collection based on various factors, among which is the ability of Lucent to sell these notes.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


         In addition, Lucent had made commitments to guarantee customer debt of about $1.4 billion at September 30, 2000. Excluding amounts not available for guarantee because conditions precedent have not been satisfied, approximately $600 million of guarantees was undrawn and available and about $770 million was outstanding on September 30, 2000.

         Lucent has a credit process that monitors the drawn and un-drawn commitments and guarantees of debt to its customers. Customers are reviewed on a quarterly or annual basis depending upon their risk profile. As part of Lucent's review, it assesses the customer's short-term and long-term liquidity position, current operating performance versus plan, execution challenges facing Lucent, changes in competitive landscape, industry and macro economic conditions, and changes to management and sponsors. Depending upon the extent of any deterioration of a customer's credit profile or non-compliance of our legal documentation, Lucent undertakes actions that could include canceling the commitment, forcing the borrower to take corrective measures, and increasing reserves. These actions are designed to mitigate unexpected events that could have an impact on the company's future results of operations and cash flows, however, there can be no assurance that this will be the case. In the fourth quarter of fiscal 2000, the telecommunications sector, particularly competitive local exchange carriers, began to experience a deterioration in market conditions that resulted in Lucent recording additional provisions of approximately $250 million in the current fiscal year. In addition, beginning in fiscal 2001, Lucent implemented a more selective customer-financing program.
The overall vendor finance exposure, coupled with a continued decline in telecommunications market conditions, could cause revenue, results of operations and cash flows in fiscal year 2001 to be lower than fiscal year 2000.

         Lucent will continue to provide or commit to financing where appropriate for its business. The ability of Lucent to arrange or provide financing for its customers will depend on a number of factors, including Lucent's capital structure, credit rating and level of available credit, and its continued ability to sell or transfer commitments and drawn-down borrowings on acceptable terms. Lucent believes that it will be able to access the capital markets on terms and in amounts that will be satisfactory to Lucent and that it will be able to obtain bid and performance bonds, to arrange or provide customer financing as necessary, and to engage in hedging transactions on commercially acceptable terms, although there can be no assurance that this will be the case.

         For a discussion of the company's sales of receivables and notes, see
Note 16 to the accompanying Consolidated Financial Statements.

Risk Management

         Lucent is exposed to market risk from changes in foreign currency exchange rates, interest rates and equity prices that could impact its results of operations and financial condition. Lucent manages its exposure to these market risks through its regular operating and financing activities and, when deemed appropriate, hedges these risks through the use of derivative financial instruments. Lucent uses the term hedge to mean a strategy designed to manage risks of volatility in prices or rate movements on certain assets, liabilities or anticipated transactions and it creates a relationship in which gains or losses on derivative instruments are expected to counter-balance the losses or gains on the assets, liabilities or anticipated transactions exposed to such market risks. Lucent uses derivative financial instruments as risk management tools and not for trading or speculative purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage Lucent's exposure to nonperformance on such instruments. Lucent's risk management objective is to minimize the effects of volatility on its cash flows by identifying the recognized assets and liabilities or forecasted transactions exposed to these risks and appropriately hedging them with either forward contracts or to a lesser extent, option contracts, swap derivatives or by embedding terms into certain contracts that affect the ultimate amount of cash flows under the contract. Lucent generally does not hedge its credit risk on customer receivables.

Foreign Currency Risk

         Lucent uses foreign exchange forward contracts and to a lesser extent option contracts to minimize exposure to the risk that the eventual net cash inflows and outflows resulting from the sale of products to non-U.S. customers and purchases from non-U.S. suppliers will be adversely affected by changes in exchange rates. Foreign exchange forward contracts are designated

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


for recognized receivables and payables, firmly committed or anticipated cash inflows and outflows. The use of these derivative financial instruments allows Lucent to reduce its overall exposure to exchange rate movements, since the gains and losses on these contracts substantially offset losses and gains on the assets, liabilities and transactions being hedged. Cash inflows and outflows denominated in the same foreign currency are netted on a legal entity basis and the corresponding net cash flows exposure is appropriately hedged. Lucent does not hedge its net investment in non-U.S. entities because Lucent views those investments as long-term in nature.

         As of September 30, 2000, Lucent's primary net foreign currency market exposures were as follows (dollars in millions):

-----------------------------------------------------------------------------------------------------------------------
                                                                                                  Impact on derivative
                                Foreign currency      Notional amounts of  Fair value of forward   contracts of a 10%
Currency                      transaction exposure    forward and option    and option contracts   depreciation of the
                             long (short) positions   contracts on hedged    Asset (Liability)         U.S. dollar
                                                           exposures                                   Gain (Loss)
-----------------------------------------------------------------------------------------------------------------------
Euro and legacy currencies            $598                   $522                   $11                   ($52)
-----------------------------------------------------------------------------------------------------------------------
Brazilian real                        $174                   $151                   ($4)                  ($15)
-----------------------------------------------------------------------------------------------------------------------
Japanese yen                          ($83)                   $49                    -                      $5
-----------------------------------------------------------------------------------------------------------------------
Australian dollar                      $72                    $69                    $8                    ($7)
-----------------------------------------------------------------------------------------------------------------------
Canadian dollar                        $63                    $46                    $1                    ($5)
-----------------------------------------------------------------------------------------------------------------------

         The exposure positions above represent a portfolio containing all identified booked and firmly committed exposures and 50% of the first six months of all identified anticipated exposures which is used as a benchmark by Lucent for risk management purposes. The hedged exposures represent the actual external derivative positions executed with financial counterparties to offset Lucent's net exposure. The exposure and hedge positions are not always equal due to the fact that some anticipated exposures included within these portfolios may be hedged as little as 25% or as much as 100%, when deemed appropriate, in accordance with Lucent corporate policy. Management has not changed its foreign exchange risk management strategy from the prior year and does not foresee or expect any significant changes in foreign currency exposure or in how such exposure is managed in the near future.

         The fair value of foreign exchange forward contracts is subject to changes in foreign currency exchange rates. For the purposes of assessing specific risks, we use a sensitivity analysis to determine the effects that market risk exposures may have on the fair value of our financial instruments and results of operations. The financial instruments included in our sensitivity analysis are foreign currency forward and option contracts. Such contracts generally have durations of three to six months and are primarily used to hedge recognized receivables and payables and anticipated transactions, and to a lesser extent, unrecognized firm commitments. The sensitivity analysis excludes the value of foreign currency denominated receivables and payables (other than loans) because of their short maturities. To perform the sensitivity analysis, we assess the risk of loss in fair values from the effect of a hypothetical 10% change in foreign currency exchange spot rates assuming no change in interest rates. However, these calculated exposures do not generally affect the company's use of derivative financial instruments as described above. For contracts outstanding as of September 30, 2000 and 1999, a 10% appreciation in the value of foreign currencies against the U.S. dollar from the prevailing market rates would result in an incremental pre-tax net unrealized loss of approximately $71 million and $48 million, respectively. Conversely, a 10% depreciation in these currencies from the prevailing market rates would result in an incremental pre-tax net unrealized gain of approximately $71 million and $48 million, as of September 30, 2000 and 1999, respectively. Consistent with the nature of the economic hedge of such foreign exchange forward and option contracts, such unrealized gains or losses would be offset by corresponding decreases or increases, respectively, of the underlying instrument or transaction being hedged.

         The model to determine sensitivity assumes a parallel shift in all foreign currency exchange spot rates, however, exchange rates rarely move in the same direction. Additionally, the amounts above do not necessarily represent the actual changes in fair value we would incur under normal market conditions because all variables other than the exchange rates are held constant in the calculations above.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


         While Lucent hedges certain foreign currency transactions, the decline in value of non-U.S. dollar currencies may, if not reversed, adversely affect Lucent's ability to contract for product sales in U.S. dollars because Lucent's products may become more expensive to purchase in U.S. dollars for local customers doing business in the countries of the affected currencies.

Interest Rate Risk

         Lucent uses a combination of financial instruments, including medium-term and short-term financings, variable-rate debt instruments and to a lesser extent, interest rate swaps to manage its interest rate mix of the total debt portfolio and related overall cost of borrowing. To manage this mix in a cost-effective manner, Lucent, from time to time, may enter into interest rate swap agreements in which it agrees to exchange various combinations of fixed and/or variable interest rates based on agreed-upon notional amounts. Lucent had no material interest rate swap agreements in effect at September 30, 2000 or 1999. The objective of maintaining this mix of fixed and floating rate debt allows Lucent to manage its overall value of cash flows attributable to its debt instruments. Management has not changed its interest rate risk management strategy from the prior year and does not foresee or expect any significant changes in its exposure to interest rate fluctuations or in how such exposure is managed in the near future. Lucent does not enter into derivative transactions on its cash equivalents and short-term investments since their relative short maturities do not create significant risk.

         The fair value of Lucent's fixed-rate long-term debt is sensitive to changes in interest rates. Interest rate changes would result in gains/losses in the market value of this debt due to the differences between the market interest rates and rates at the inception of the debt obligation. To determine the specific risks of changes in interest rates, Lucent performs a sensitivity analysis on its fixed-rate long-term debt to assess the risk of changes in fair value. These debt instruments have original maturities ranging from 5 years to 30 years. The model to determine sensitivity assumes a hypothetical 150 basis point parallel shift in interest rates. At September 30, 2000 and 1999, a 150 basis point increase in interest rates would reduce the market value of Lucent's fixed-rate long-term debt by approximately $317 million and $360 million, respectively. Conversely, a 150 basis point decrease in interest rates would result in a net increase in the market value of Lucent's fixed-rate long-term debt outstanding at September 30, 2000 and 1999 of approximately $397 million and $456 million, respectively. Lucent's sensitivity analysis excludes commercial paper, variable rate debt instruments, secured borrowings and bank loans because the changes in interest rates would not significantly affect the fair value of such instruments. Interest rate swaps have also been excluded from the sensitivity analysis since they are not material.

Equity Price Risk

         Lucent's investment portfolio consists of equity investments accounted for under the cost and equity methods as well as equity investments in publicly held companies that are classified as available-for-sale. These available-for-sale securities are exposed to price fluctuations and are generally concentrated in the high-technology communications and semi-conductor industries, many of which are small capitalization stocks. At September 30, 2000, the fair value of one available-for-sale security totaled $139 million out of a total available-for-sale portfolio value of $212 million. Lucent generally does not hedge its equity price risk; however, on occasion, may use equity derivative financial instruments that are subject to equity price risks to complement its investment strategies. As of September 30, 2000, a 20% adverse change in equity prices would result in an approximate $42 million decrease in the fair value of Lucent's available-for-sale securities. As of September 30, 2000, Lucent had no outstanding hedging instruments for its equity price risk. The model to determine sensitivity assumes a corresponding shift in all equity prices, however, equity prices on individual companies dispersed across many different business industries may not always move in the same direction. This analysis excludes stock purchase warrants as Lucent does not believe that the value of such warrants are significant.

In-Process Research and Development

         In connection with the acquisitions of Livingston, Yurie, Stratus, Chromatis and Spring Tide, Lucent allocated non-tax impacting charges of $427 million, $620 million, $267 million, $428 million and $131 million, respectively, of the total purchase price to IPRD. As part of the process of analyzing each of these acquisitions, Lucent made a decision to buy technology that had not yet been commercialized rather than develop the technology internally. Lucent based this decision on a number of factors including the amount of time it would take to bring the technology to market. Lucent also considered Bell Labs' resource

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


allocation and its progress on comparable technology, if any. Lucent management expects to use the same decision process in the future.

         Lucent estimated the fair value of IPRD for each of the above acquisitions using an income approach. This involved estimating the fair value of the IPRD using the present value of the estimated after-tax cash flows expected to be generated by the IPRD, using risk-adjusted discount rates and revenue forecasts as appropriate. The selection of the discount rate was based on consideration of Lucent's weighted average cost of capital, as well as other factors, including the useful life of each technology, profitability levels of each technology, the uncertainty of technology advances that were known at the time, and the stage of completion of each technology. Lucent believes that the estimated IPRD amounts so determined represent fair value and do not exceed the amount a third party would pay for the projects.

         Where appropriate, Lucent deducted an amount reflecting the contribution of the core technology from the anticipated cash flows from an IPRD project. At the date of acquisition, the IPRD projects had not yet reached technological feasibility and had no alternative future uses. Accordingly, the value allocated to these projects was capitalized and immediately expensed at acquisition. If the projects are not successful or are not completed in a timely manner, management's anticipated product pricing and growth rates may not be achieved and Lucent may not realize the financial benefits expected from the projects.

         Set forth below are descriptions of significant acquired IPRD projects:

Livingston

         On December 15, 1997, Lucent completed the purchase of Livingston. Livingston was involved in the development of equipment used by Internet service providers to connect subscribers to the Internet. The allocation to IPRD of $427 million represented its estimated fair value using the methodology described above. Approximately $421 million was allocated to the PortMaster4, a remote-access concentrator targeted at large independent telecommunication companies, cable television companies and Internet service providers, and the remaining $6 million was allocated to another project.

         Revenues attributable to the PortMaster4 were estimated to be $48 million in 1998 and $261 million in 1999. Revenue was expected to peak in 2002 and decline thereafter through the end of the product's life (2007) as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 69% in 2000 to 11% in 2002 and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the PortMaster4 were expected to be $5 million.

         A risk-adjusted discount rate of 20% was used to discount projected cash flows.

         Livingston's PortMaster4 was commercially released in July 1998 and started generating revenues immediately after commercial launch. As a result of the merger between Lucent and Ascend in June 1999, the decision was made to discontinue future development and sales of the PortMaster4 platform in order to maximize research and development efficiency by concentrating on the MAX TNT platform. Instead of having two platforms to address the full spectrum of access switching products, Lucent will be able to have one platform that can address a broad spectrum of applications while minimizing duplicative research and development.

Yurie

         On May 29, 1998, Lucent completed the purchase of Yurie. Yurie was involved in the development of ATM access solutions. The allocation to IPRD of $620 million represented its estimated fair value using the methodology described above. The $620 million was allocated to the following projects: (i) LDR 50/200/250 ($609 million) and (ii) LDR 4 ($11 million).

         Revenues attributable to the LDR 50/200/250 were estimated to be $132 million in 1999. Revenue was expected to peak in 2000 and decline thereafter through the end of the product's life (2009) as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 84% in 2000 to 9% in 2007 and be negative for the

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


remainder of the projection period. Costs to complete the research and development efforts related to the LDR 50/200/250 were expected to be $29 million at the acquisition date.

         A risk-adjusted discount rate of 20% was used to discount projected cash flows.

         The LDR 50, LDR 200 and LDR 250 were all completed on time or have met all of their scheduled milestones. Some of the product releases have been renamed.

Stratus

         On October 20, 1998, Ascend completed the purchase of Stratus. Stratus was a manufacturer of fault-tolerant computer systems. The allocation to IPRD of $267 million represented its estimated fair value using the methodology described above. The primary projects that made up the IPRD were as follows:
HP-UX, Continuum 1248, Continuum 448, M708, SPHINX, HARMONY, LNP, CORE IN, Personal Number Portability (PN), Signaling System 7 (SS7) Gateway and Internet Gateway.

         Revenues attributable to the projects were estimated to be $84 million in 1999 and $345 million in 2000. Revenue was expected to peak in 2002 and decline thereafter through the end of the product's life (2009) as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 310% in 2000 to 6% in 2002 and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the projects were expected to be $48 million.

         A risk-adjusted discount rate of 35% was used to discount projected cash flows.

         The actual results to date have been consistent, in all material respects, with our assumptions at the time of the acquisition, except as noted below. During fiscal 1999 the product development relating to the HARMONY, SPHINX and Continuum 448 projects were discontinued due to management's reprioritization of product direction. In addition, it was decided that development relating to the Continuum 1248 would cease by the quarter ended December 31, 1999. Consequently, Lucent did not realize the forecast revenues from these projects.

Chromatis Networks

         On June 28, 2000, Lucent completed the purchase of Chromatis. Chromatis was involved in the development of next-generation optical transport solutions that provide telecommunications carriers with improvements in the cost, efficiency, scale and management of multiservice metropolitan networks. The allocation to IPRD of $428 million represented its estimated fair value using the methodology described above. The $428 million was allocated to the first generation of its Metropolis product, which will integrate data, voice and video services on metropolitan networks and combine this traffic onto a wave division multiplexing ("WDM") system.

         Revenues attributable to the Metropolis product were estimated to be $375 million in 2001 and $1 billion in 2002. Revenue was expected to peak in 2005 and decline thereafter through the end of the product's life as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 196% in 2002 to 10% in 2004 and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the product were expected to be $7.8 million.

         A risk-adjusted discount rate of 25% was used to discount projected cash flows.

Spring Tide Networks

         On September 19, 2000, Lucent completed the purchase of Spring Tide. Spring Tide was involved in the development of carrier-class network equipment that enables service providers to offer new, value-added Internet protocol ("IP") services and virtual private networks ("VPN") with low cost and complexity. Spring Tide was involved in the development of Versions 2.0 and 2.1 of the IP Service Switch, the next generations of Spring Tide's flagship product. The allocation to IPRD of $131 million represented their estimated fair value using the methodology described above. Approximately $128 million was allocated to the

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


next-generation IP Service Switch products, carrier-class platforms that will combine the connectivity of a remote access server, the network intelligence of a remote access server, and the switching capacity and quality of service ("QoS") capabilities of an ATM switch in one integrated solution. The remaining $3 million was allocated to projects designed to enhance the capabilities and decrease production costs associated with the IP Service Switch.

         Revenues attributable to the IP Service Switch products were estimated to be $109 million in 2001 and $337 million in 2002. Revenue was expected to peak in 2006 and decline thereafter through the end of the product's life as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 209% in 2002 to 4.4% in 2006, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the product were expected to be $0.5 million and $4.3 million in 2000 and 2001, respectively.

         A risk-adjusted discount rate of 25% was used to discount projected cash flows.

         Given the uncertainties of the development process, the aforementioned estimates are subject to change, and no assurance can be given that deviations from these estimates will not occur. Management expects to continue development of these efforts and believes there is a reasonable chance of successfully completing the development efforts. However, there is risk associated with the completion of the projects and there can be no assurance that the projects will realize either technological or commercial success. Failure to successfully develop and commercialize the IPRD would result in the loss of the expected economic return inherent in the fair value allocation.

Forward-Looking Statements

         This Management's Discussion and Analysis of Results of Operations and Financial Condition and other sections of this report contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which Lucent operates, management's beliefs, and assumptions made by management. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of Lucent. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, Lucent does not have any intention or obligation to update publicly any forward-looking statements after the distribution of this Form 8-K, whether as a result of new information, future events or otherwise.

         Future Factors include increasing price, products and services competition by U.S. and non-U.S. competitors, including new entrants; rapid technological developments and changes and the company's ability to continue to introduce and dependence upon the development of competitive new products and services on a timely, cost-effective basis; the mix of products and services; the availability of manufacturing capacity, components and materials; the ability to recruit and retain talent; the control of costs and expenses; credit concerns in the emerging service provider market; customer demand for the company's products and services; the ability to successfully integrate the operations and business of acquired companies; U.S. and non-U.S. governmental and public policy changes that may affect the level of new investments and purchases made by customers; changes in environmental and other U.S. and non-U.S. governmental regulations; protection and validity of patent and other intellectual property rights; reliance on large customers and significant suppliers including, but not limited to contract manufacturers; technological, implementation and cost/financial risks in the use of large, multiyear contracts; the company's credit ratings and ability to provide customer financing when appropriate; compliance with covenants and restrictions of our bank credit facilities; the outcome of pending and future litigation and governmental proceedings and continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support the company's future business; timely completion of expected distribution of Agere shares to Lucent shareholders; the timely implementation of the company's restructuring and financing plans, including the amendment of our bank credit facilities on satisfactory terms and on a timely basis to allow Lucent to accomplish phase II of its restructuring program in a timely way; the timely completion of the sales of the fiber optics business and Oklahoma and Ohio manufacturing operations and continued availability of quality products and components at reasonable prices after the sale; general industry and market conditions and growth rates and general domestic and international economic conditions, including the global economic slowdown; interest rate and currency fluctuations. These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general U.S. and non-U.S. economic conditions, including interest rate and currency exchange rate fluctuations and other Future Factors.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


Competition

         See discussion under KEY BUSINESS CHALLENGES.

Dependence on New Product Development

         The markets for the company's principal products are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and evolving methods of building and operating communications systems for service providers and other customers. The company's operating results will depend to a significant extent on its ability to continue to introduce new systems, products, software and services successfully on a timely basis and to reduce costs of existing systems, products, software and services. The success of these and other new offerings is dependent on several factors, including proper identification of customer needs, cost, timely completion and introduction, differentiation from offerings of the company's competitors and market acceptance. In addition, new technological innovations generally require a substantial investment before any assurance is available as to their commercial viability, including, in some cases, certification by non-U.S. and U.S. standard-setting bodies.

Reliance on Major Customers

         See discussion under KEY BUSINESS CHALLENGES.

European Monetary Union--Euro

         Several member countries of the European Union have established fixed conversion rates between their existing sovereign currencies and the Euro and have adopted the Euro as their new single legal currency. The legacy currencies will remain legal tender in the participating countries for a transition period until January 1, 2002. During the transition period, cashless payments can be made in the Euro. Between January 1, 2002 and July 1, 2002, the participating countries will introduce Euro notes and coins and withdraw all legacy currencies so that they will no longer be available.

         Lucent has in place a joint European-United States team representing affected functions within the company. This team is evaluating Euro-related issues affecting the company that include its pricing/marketing strategy, conversion of information technology systems and existing contracts. The Euro conversion may affect cross-border competition by creating cross-border price transparency.

         Lucent will continue to evaluate issues involving introduction of the Euro as further accounting, tax and governmental legal and regulatory guidance is available. Based on current information and Lucent's current assessment, Lucent does not expect that the Euro conversion will have a material adverse effect on its business or financial condition.

Multiyear Contracts

         Lucent has significant contracts for the sale of infrastructure systems to network operators that extend over multiyear periods and expects to enter into similar contracts in the future, with uncertainties affecting recognition of revenues, stringent acceptance criteria, implementation of new technologies and possible significant initial cost overruns and losses. See also discussion under LIQUIDITY AND CAPITAL RESOURCES and KEY BUSINESS CHALLENGES.

Future Capital Requirements

         See discussion above under LIQUIDITY AND CAPITAL RESOURCES.

Non-U.S. Growth, Foreign Exchange Rates and Interest Rates

         Lucent intends to continue to pursue growth opportunities in non-U.S. markets. In many non-U.S. markets, long-standing relationships between potential customers of Lucent and their local providers, and protective regulations, including local content requirements and type approvals, create barriers to entry. In addition, pursuit of such non-U.S. growth opportunities may require significant investments for an extended period before returns on such investments, if any, are realized. Such projects

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)


and investments could be adversely affected by reversals or delays in the opening of non-U.S. markets to new competitors, exchange controls, currency fluctuations, investment policies, repatriation of cash, nationalization, social and political risks, taxation, and other factors, depending on the country in which such opportunity arises. Difficulties in non-U.S. financial markets and economies, and of non-U.S. financial institutions, could adversely affect demand from customers in the affected countries.

         See discussion under RISK MANAGEMENT with respect to foreign exchange and interest rates. A significant change in the value of the U.S. dollar against the currency of one or more countries where Lucent sells products to local customers or makes purchases from local suppliers may materially adversely affect Lucent's results. Lucent attempts to mitigate any such effects through the use of foreign currency exchange contracts, although there can be no assurances that such attempts will be successful.

Legal Proceedings and Environmental Matters

         See discussion in Note 17 to the accompanying Consolidated Financial Statements.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareowners of Lucent Technologies Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareowners' equity and cash flows present fairly, in all material respects, the financial position of Lucent Technologies Inc. and its subsidiaries at September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, in 2000 the Company changed its accounting method for computer software developed or obtained for internal use. Also, as discussed in Note 12, in 1999 the Company changed its method for calculating annual net pension and postretirement benefit costs.


PricewaterhouseCoopers LLP



New York, New York
December 20, 2000, except for the first paragraphs of Note 1 and Note 3, as to which the date is April 20, 2001

                    LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (Amounts in Millions, Except Per Share Amounts)

                                                                                     Years Ended
                                                                                    September 30,
                                                                                    -------------
                                                                              2000       1999        1998
                                                                              ----       ----        ----

Revenues ...............................................................    $ 28,904    $ 26,993   $ 21,307
Costs ...................................................................     17,190      14,024     11,490
                                                                            --------    --------   --------
Gross margin ............................................................     11,714      12,969      9,817
Operating expenses
   Selling, general and administrative ..................................      5,610       5,371      3,894
   Research and development .............................................      3,179       3,536      3,203
   Purchased in-process research and development ........................        559         276      1,336
                                                                            --------    --------   --------
Total operating expenses ................................................      9,348       9,183      8,433
                                                                            --------    --------   --------
Operating income ........................................................      2,366       3,786      1,384
Other income--net .......................................................        333         357         39
Interest expense ........................................................        342         318        142
                                                                            --------    --------   --------
Income from continuing operations before provision for income taxes .....      2,357       3,825      1,281
Provision for income taxes ..............................................        924       1,456        921
                                                                            --------    --------   --------
Income from continuing operations .......................................      1,433       2,369        360
Income (loss) from discontinued operations, net .........................       (214)      1,112        705
                                                                            --------    --------   --------
Income before cumulative effect of accounting change ....................      1,219       3,481      1,065
Cumulative effect of accounting change (net of income
   taxes of $842) .......................................................         --       1,308         --
                                                                            --------    --------   --------
Net income ..............................................................   $  1,219    $  4,789   $  1,065
                                                                            ========    ========   ========
Earnings (loss) per common share--basic
   Income from continuing operations ....................................   $   0.44    $   0.76   $   0.12
   Income (loss) from discontinued operations ...........................      (0.06)       0.36       0.23
   Cumulative effect of accounting change ...............................         --        0.42        --
                                                                            --------    --------   --------
   Net income ...........................................................   $   0.38    $   1.54   $   0.35
                                                                            ========    ========   ========
Earnings (loss) per common share--diluted
   Income from continuing operations ....................................   $   0.43    $   0.74   $   0.12
   Income (loss) from discontinued operations ...........................      (0.06)       0.34       0.22
   Cumulative effect of accounting change ...............................         --        0.41         --
                                                                            --------   --------   --------
   Net income ...........................................................   $   0.37    $   1.49   $   0.34
                                                                            ========    ========   ========
Weighted average number of common shares outstanding--basic .............    3,232.3     3,101.8    3,025.3
Weighted average number of common shares outstanding--diluted ...........    3,325.9     3,218.5    3,110.6


                 See Notes to Consolidated Financial Statements.

                    LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (Dollars in Millions)

                                                                                      September 30,    September 30,
                                                                                           2000             1999
                                                                                           ----             ----
ASSETS
Cash and cash equivalents.......................................................       $   1,467       $   1,686
Receivables, less allowances of $479 in 2000 and $303 in 1999...................           8,782           8,247
Inventories.....................................................................           5,100           3,784
Contracts in process, net of progress billings of $6,744 in 2000 and
   $5,565 in 1999...............................................................           1,881           1,102
Deferred income taxes--net......................................................           1,101           1,407
Other current assets............................................................           1,575           1,790
Net current assets of discontinued operations...................................             634             678
                                                                                       ---------       ---------
  Total current assets..........................................................          20,540          18,694
Property, plant and equipment--net..............................................           5,046           4,456
Prepaid pension costs...........................................................           6,238           5,229
Goodwill and other acquired intangibles, net of accumulated
   amortization of $852 in 2000 and $472 in 1999................................           6,463             881
Other assets....................................................................           3,593           2,480
Net long-term assets of discontinued operations.................................           5,632           2,506
                                                                                       ---------       ---------
  Total assets..................................................................       $  47,512       $  34,246
                                                                                       =========       =========
LIABILITIES
Accounts payable................................................................       $   2,583       $   2,320
Payroll and benefit-related liabilities.........................................           1,010           1,557
Debt maturing within one year...................................................           3,468           1,705
Other current liabilities.......................................................           3,099           2,915
                                                                                       ---------       ---------
  Total current liabilities.....................................................          10,160           8,497
Postretirement and postemployment benefit liabilities...........................           5,395           5,480
Long-term debt..................................................................           3,030           4,083
Deferred income taxes--net......................................................           1,203             887
Other liabilities...............................................................           1,552           1,363
                                                                                       ---------       ---------
  Total liabilities.............................................................          21,340          20,310

Commitments and contingencies
SHAREOWNERS' EQUITY
Preferred stock--par value $1 per share
   Authorized shares: 250,000,000;  Issued and outstanding shares: none.........              --              --
Common stock--par value $.01 per share
   Authorized shares: 10,000,000,000;  Issued and outstanding shares:
   3,384,332,104 at September 30, 2000; 3,142,537,636 at September 30, 1999.....              34              31
Additional paid-in capital......................................................          20,390           7,994
Guaranteed ESOP obligation......................................................             (16)            (33)
Retained earnings...............................................................           6,129           6,188
Accumulated other comprehensive income (loss)...................................            (365)           (244)
                                                                                       ---------       ---------
Total shareowners' equity.......................................................          26,172          13,936
                                                                                       ---------       ---------
Total liabilities and shareowners' equity.......................................       $  47,512       $  34,246
                                                                                       =========       =========

                 See Notes to Consolidated Financial Statements.

                    LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY
                              (Dollars in Millions)

                                                                                         Accumulated
                                                                                            Other
                                                         Additional Guaranteed          Comprehensive  Total        Total
                                      Preferred  Common    Paid-In     ESOP      Retained  Income   Shareowners' Comprehensive
                                        Stock     Stock    Capital  Obligation   Earnings  (Loss)     Equity        Income
                                        -----     -----    -------  ----------   --------  ------     ------        ------
Balance at October 1, 1997..........   $    --   $    30   $  4,058    $   (77)    $   708    $ (149) $    4,570
Net Income (excluding undistributed
   S-Corporation earnings)..........                                                   980                          $  980
Reclassification of undistributed
   earnings of S-Corporation........                             85                                                     85
Foreign currency translation adjustment                                                          (89)                  (89)
Unrealized holding losses on certain
   investments......................                                                             (37)                  (37)
Minimum pension liability adjustment                                                              (8)                   (8)
Dividends declared..................                                                  (201)
Amortization of ESOP obligation.....                                        28
Issuance of common stock............                   1        654
Tax benefit from employee stock options                         287
Issuance of common stock and
   conversion of stock options for
   acquisitions.....................                          1,525
Conversion of common stock related
   to acquisitions..................                            186
S-Corporation distributions.........                            (26)
Other  .............................                              5
                                       -------   -------   --------    -------     -------    ------  ----------  --------
Total comprehensive income..........                                                                                   931
Balance at September 30, 1998.......        --        31      6,774        (49)      1,487      (283)      7,960
                                       -------   -------   --------    -------     -------    ------  ----------  --------
Net Income (excluding undistributed
   S-Corporation earnings)..........                                                 4,781                           4,781
Reclassification of undistributed
   earnings of S-Corporation........                              8                                                      8
Foreign currency translation adjustment                                                          (33)                  (33)
Unrealized holding gains on certain
   investments (net of tax of $235)                                                              307                   307
Reclassification adjustment for
   realized holding gains on certain
   investments (net of tax of $178)                                                             (246)                 (246)
Minimum pension liability adjustment
   (net of tax of $6)...............                                                              11                    11
Effect of immaterial poolings.......                            106                    (26)
Dividends declared..................                                                  (222)
Amortization of ESOP obligation.....                                        16
Issuance of common stock............                            745
Tax benefit from employee stock options                         394
Adjustment to conform pooled
   companies' fiscal year...........                                                   170
S-Corporation distributions.........                            (40)
Other  .............................                              7                     (2)
                                       -------   -------   --------    -------     -------    ------  ----------  --------
Total comprehensive income..........                                                                                 4,828
Balance at September 30, 1999.......        --        31      7,994        (33)      6,188      (244)     13,936
                                       -------   -------   --------    -------     -------    ------  ----------  --------

                    LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY (Continued)
                              (Dollars in Millions)

                                                                                        Accumulated
                                                                                           Other
                                                         Additional Guaranteed         Comprehensive   Total        Total
                                      Preferred  Common    Paid-In     ESOP    Retained    Income   Shareowners' Comprehensive
                                        Stock     Stock    Capital  Obligation Earnings    (Loss)     Equity        Income
                                        -----     -----    -------  ---------- --------    ------     ------        ------
Net Income..........................                                             1,219                              1,219
Foreign currency translation adjustment                                                        (185)                 (185)
Reclassification of foreign currency
   translation losses realized upon
   spin-off of Avaya................                                                             64                    64
Unrealized holding gains on certain
   investments (net of tax of $124)                                                             190                   190
Reclassification adjustments for
   realized holding gains on certain
   investments (net of tax of $126)                                                            (194)                 (194)
Minimum pension liability adjustment
   (net of tax of $1)...............                                                              2                     2
Effect of immaterial poolings.......                             25                (26)
Issuance of stock by subsidiaries
   and investees....................                              7
Dividends declared..................                                              (254)
Amortization of ESOP obligation.....                                        11
Issuance of common stock............                          1,397
Tax benefit from employee stock options                       1,064
Issuance of common stock and conversion
   of stock options for acquisitions                   3      9,901
Adjustment to conform pooled
   company's fiscal year............                                                11
Other  .............................                              2
Spin-off of Avaya...................                                         6  (1,009)           2
                                       -------   -------   --------    -------  ------       ------  ----------  --------
Total comprehensive income..........                                                                             $  1,096
Balance at September 30, 2000.......   $    --   $    34   $ 20,390    $   (16) $6,129       $ (365) $   26,172
                                       =======   =======   ========    =======  ======       ======  ==========  ========


                 See Notes to Consolidated Financial Statements.

                    LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Dollars in Millions)

                                                                                          Years Ended September 30,
                                                                                          -------------------------
                                                                                       2000         1999            1998
                                                                                       ----         ----            ----
Operating Activities
Net income.........................................................................   $  1,219       $  4,789    $ 1,065
Less: Income (loss) from discontinued operations, net..............................       (214)         1,112        705
Less: Cumulative effect of accounting change.......................................         --          1,308         --
                                                                                      --------       --------    -------
Income from continuing operations..................................................      1,433          2,369        360
Adjustments to reconcile income from continuing operations to net cash (used in) provided by operating activities:
   Business restructuring reversal.................................................         (5)          (108)       (77)
   Asset impairment and other charges..............................................         --            236         --
   Depreciation and amortization...................................................      1,667          1,173        890
   Provision for uncollectibles and customer financings............................        505             66        129
   Tax benefit from employee stock options.........................................      1,064            394        287
   Deferred income taxes...........................................................        491            936        (49)
   Purchased in-process research and development...................................        559              2      1,336
   Adjustment to conform pooled companies' fiscal years............................         11            170         --
   Other adjustments for non-cash items--net.......................................     (1,371)          (714)      (438)
Changes in operating assets and liabilities:
   Increase in receivables--net....................................................     (1,626)        (3,150)    (1,712)
   Increase in inventories and contracts in process................................     (2,242)        (1,631)      (172)
   Increase in accounts payable....................................................        263            636        118
   Changes in other operating assets and liabilities...............................     (1,452)        (1,998)       (96)
                                                                                      --------       --------    -------
Net cash (used in) provided by operating activities of
   continuing operations...........................................................       (703)        (1,619)       576
                                                                                      --------       --------    -------
Investing Activities
Capital expenditures...............................................................     (1,915)        (1,387)    (1,134)
Proceeds from the sale or disposal of property, plant and equipment................         26             78         37
Purchases of investments...........................................................       (680)          (872)    (1,321)
Sales or maturity of investments...................................................        820          1,358        798
Dispositions of businesses.........................................................        250             16        321
Acquisitions of businesses--net of cash acquired...................................        (52)          (176)      (773)
Other investing activities--net....................................................         (8)           (83)       (69)
                                                                                      --------       --------    -------
Net cash used in investing activities of continuing operations.....................     (1,559)        (1,066)    (2,141)
                                                                                      --------       --------    -------
Financing Activities
Repayments of long-term debt.......................................................       (387)           (11)       (98)
Issuance of long-term debt.........................................................         72          2,193        375
Proceeds from issuance of common stock.............................................      1,444            725        659
Dividends paid.....................................................................       (255)          (222)      (201)
S-Corporation distribution to stockholder..........................................         --            (40)       (26)
Increase in short-term borrowings--net.............................................      1,355            705        143
                                                                                      --------       --------    -------
Net cash provided by financing activities of continuing operations.................      2,229          3,350        852
Effect of exchange rate changes on cash and cash equivalents.......................         10             41        (67)
                                                                                      --------       --------    -------
Net cash (used in) provided by continuing operations...............................        (23)           706       (780)
Net cash (used in) provided by discontinued operations.............................       (196)          (164)       404
                                                                                      --------       --------    -------
Net (decrease) increase in cash and cash equivalents...............................       (219)           542       (376)
Cash and cash equivalents at beginning of year.....................................      1,686          1,144      1,520
                                                                                      --------       --------    -------
Cash and cash equivalents at end of year...........................................   $  1,467       $  1,686    $ 1,144
                                                                                      ========       ========    =======

                 See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions, Except Per Share Amounts)


1.  Basis of Presentation

         On April 2, 2001, Agere Systems Inc. ("Agere"), Lucent Technologies' Inc. ("Lucent") microelectronics business, completed an initial public offering ("IPO") of 600 million shares of Class A common stock (see Note 18). On December 29, 2000, Lucent completed the sale of its power systems business (see Note 18). Lucent has historically reported the microelectronics and power systems businesses as part of a single significant segment. On September 30, 2000, Lucent spun off its Enterprise Networks business ("Avaya"). This transaction resulted in a distribution of Avaya common stock to each holder of Lucent common stock of record as of September 20, 2000. As a result of these transactions, the Consolidated Financial Statements and related footnotes have been restated to present the results of these businesses as discontinued operations (see Note 3).

         In fiscal year 2000, the Company merged with Excel Switching Corporation and International Network Services ("INS"). In fiscal year 1999, the Company merged with Ascend Communications, Inc. and Kenan Systems Corporation. These mergers have been accounted for under the "pooling-of-interests" method of accounting, therefore, the Consolidated Financial Statements of Lucent were restated for all periods prior to the mergers to include the accounts and operations of Excel, INS, Ascend and Kenan (see Note 4).

2.  Summary of Significant Accounting Policies

Basis of Consolidation

         The Consolidated Financial Statements include all majority-owned subsidiaries in which Lucent exercises control. Investments in which Lucent exercises significant influence, but which it does not control (generally a 20% to 50% ownership interest), are accounted for under the equity method of accounting. All material intercompany transactions and balances have been eliminated.

Use of Estimates

         The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, long-term contracts, allowances for uncollectible receivables, inventory obsolescence, product warranty, depreciation, employee benefits, taxes, restructuring reserves and contingencies. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the Consolidated Financial Statements in the period they are determined to be necessary.

Foreign Currency Translation

         For operations outside the U.S. that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at end-of-period exchange rates. Translation adjustments are included as a separate component of accumulated other comprehensive income (loss) in shareowners' equity.

Revenue Recognition

         Revenue is generally recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable, including receivables of customers to which Lucent has provided customer financing, is reasonably assured. The determination of whether the collectibility of receivables is reasonably assured is based upon an assessment of the creditworthiness of the customers and Lucent's ability to sell the receivable. In instances where collection or sale of a receivable is not reasonably assured, revenue and the related costs are deferred. Revenue from product sales of hardware and software is recognized at time of delivery and acceptance and after consideration of all the terms and conditions of the customer contract. Sales of services are recognized at time of performance, and rental revenue is recognized proportionately over the

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions, Except Per Share Amounts)


contract term. Revenues and estimated profits on long-term contracts are generally recognized under the percentage-of-completion method of accounting using either a units-of-delivery or a cost-to-cost methodology; profit estimates are revised periodically based on changes in facts; any losses on contracts are recognized immediately.

Research and Development and Software Development Costs

         Research and development costs are charged to expense as incurred. However, the costs incurred for the development of computer software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Costs that are capitalized include direct labor and related overhead.

         Amortization of capitalized software development costs begins when the product is available for general release. Amortization is provided on a product-by-product basis on either the straight-line method over periods not exceeding two years or the sales ratio method. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately.

         Effective October 1, 1999, Lucent adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). As a result, certain costs of computer software developed or obtained for internal use have been capitalized as part of other assets and are amortized over a three-year period. The impact of adopting SOP 98-1 was a reduction of costs and operating expenses of $206 for the fiscal year ended September 30, 2000.

Cash and Cash Equivalents

         All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. These primarily consist of money market funds and to a lesser extent certificates of deposit and commercial paper.

Inventories

         Inventories are stated at the lower of cost (determined principally on a first-in, first-out basis) or market.

Contracts in Process

         Contracts in process are stated at cost plus accrued profits less progress billings.

Property, Plant and Equipment

         Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is determined using a combination of accelerated and straight-line methods over the estimated useful lives of the various asset classes. Useful lives for buildings and building improvements, furniture and fixtures and machinery and equipment principally range from 10 to 40 years, five to 10 years and two to 10 years, respectively.

Financial Instruments

         Lucent uses various financial instruments, including foreign exchange forward contracts and interest rate swap agreements to manage risk to Lucent by generating cash flows which offset the cash flows of certain transactions in foreign currencies or underlying financial instruments in relation to their amount and timing. Lucent's derivative financial instruments are for purposes other than trading. Lucent's non-derivative financial instruments include letters of credit, commitments to extend credit and guarantees of debt. Lucent generally does not require collateral to support its financial instruments. See
Note 15 for further discussions on derivative financial instruments and hedging activities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions, Except Per Share Amounts)


         Lucent's investment portfolio consists of equity investments accounted for under the cost and equity methods as well as equity investments in publicly held companies that are generally concentrated in the high-technology communications and semi-conductor industries. These investments are included in other assets. Marketable equity securities with readily determinable fair values are classified as available-for-sale securities and reported at fair value. Unrealized gains and losses on the changes in fair value of these securities are reported, net of tax, as a component of accumulated other comprehensive income
(loss) until sold (see Note 8). At the time of sale, any such gains or losses are recognized in other income-net.

Goodwill and Other Acquired Intangibles

         Goodwill and other acquired intangibles are amortized on a straight-line basis over the periods benefited, principally in the range of 5 to 10 years. Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases.

Impairment of Goodwill and Other Long-Lived Assets

         Goodwill and other long-lived assets are reviewed for impairment whenever events such as product discontinuance, plant closures, product dispositions or other changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, Lucent compares the carrying amount of the assets to undiscounted expected future cash flows. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on Lucent's weighted average cost of capital, which represents the blended after-tax costs of debt and equity.

Reclassifications

         Certain prior year amounts have been reclassified to conform to the 2000 presentation.

3.  Discontinued Operations

        On April 2, 2001, Agere completed an IPO. Lucent plans to distribute the remaining shares of Agere it owns through a tax-free distribution to its shareholders. On December 29, 2000, Lucent completed the sale of its power systems business. The Company has historically reported the microelectronics and power systems businesses as part of a single significant segment.

         On September 30, 2000, Lucent completed the spin-off of Avaya, Lucent's former enterprise networks business, in a tax-free distribution to its shareholders. Each Lucent shareowner received one share of Avaya common stock for every 12 shares of Lucent common stock held on the record date of September 20, 2000. Avaya represented a significant segment of Lucent's business.

         Accordingly, Lucent's consolidated financial statements for all periods presented have been reclassified to reflect Agere, the power systems business and Avaya as discontinued business segments in accordance with Accounting Principles Board Opinion No. 30.

         The historical carrying amount of the net assets transferred to Avaya on the spin-off date has been recorded as a stock dividend of $1,009.

         Summarized financial information for the discontinued operations is as follows:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions, Except Per Share Amounts)


                                                                         Years Ended September 30,
                                                                         -------------------------
                                                                  2000              1999           1998
                                                                  ----              ----           ----
          Revenues
             Agere and power systems.........................    $ 4,909          $ 3,624        $ 3,060
             Avaya...........................................      7,607            8,157          7,741
                                                                 -------          -------        -------
          Total revenues.....................................    $12,516          $11,781        $10,801
                                                                 =======          =======        =======

         Income from discontinued operations
             Agere and power systems (1).....................    $   248          $   657        $   409
             Avaya (2).......................................        303              455            296

         Loss on disposal of business - Avaya (3) (net of
             applicable income tax benefit of $238)..........       (765)              --             --
                                                                 -------          -------        -------
         Income (loss) from discontinued operations..........    $  (214)         $ 1,112        $   705
                                                                 =======          =======        =======

(1) Agere and power systems' income from discontinued operations for the years ended September 30, 2000, 1999, and 1998 is net of applicable income taxes of $398, $296, and $230, respectively.

(2) Avaya's income from discontinued operations for the years ended September 30, 2000, 1999, and 1998 is net of applicable income taxes of $160, $256, and $347, respectively. Income from discontinued operations includes an allocation of Lucent's interest expense totaling $64, $91 and $112 for the fiscal years ended September 30, 2000, 1999 and 1998, respectively based upon the amount of debt being assumed by Avaya. Approximately $780 of commercial paper borrowings was assumed by Avaya as part of the spin-off transaction.

(3) The loss on disposal of Avaya recorded in the Company's results for the year ended September 30, 2000 reflects the costs directly associated with the spin-off and the net loss of Avaya between the measurement date and the spin date of September 30, 2000. The costs reflect those components of the Avaya reorganization plan, including a business restructuring charge and directly-related asset write-downs of $545, recorded during the year, along with transaction costs of $56 for the spin-off. Major components of this charge include $365 for employee separation and $101 for real estate consolidation.

                                                               September 30,       September 30,
                                                                   2000                 1999
                                                                   ----                 ----
     Current assets:
         Agere and power systems................................ $ 1,583              $ 1,233
         Avaya..................................................      --                3,043
     Current liabilities:
         Agere and power systems ...............................     949                  840
         Avaya..................................................      --                2,758
     Net current assets of discontinued operations:
         Agere and power systems ..............................  $   634              $   393
         Avaya.................................................       --                  285

     Long-term assets:
         Agere and power systems...............................  $ 6,050              $ 2,265
         Avaya.................................................       --                1,912
     Long-term liabilities:
         Agere and power systems ..............................      418                  381
         Avaya.................................................       --                1,290
     Net long-term assets of discontinued operations:
         Agere and power systems ..............................  $ 5,632              $ 1,884
         Avaya.................................................       --                  622

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions, Except Per Share Amounts)


         Included in the net assets transferred to Avaya at September 30, 2000 were reserves of $499 associated with remaining actions under the reorganization plan, principally for employee separation and real estate consolidation. Avaya is responsible for completing the plan.

Summarized cash flow information for the discontinued operations is as follows:

                                                                                              Years Ended September 30,
                                                                                              -------------------------
                                                                                            2000        1999        1998
                                                                                            ----        ----        ----
      Net cash provided by operating activities of discontinued operations.............   $ 1,640      $1,269      $1,394
      Net cash used in investing activities of discontinued operations.................    (1,366)       (812)       (996)

      Net cash (used in) provided by financing activities of discontinued operations...      (470)       (621)          6
                                                                                          -------      ------      ------
          Net cash (used in) provided by discontinued operations.......................   $  (196)     $ (164)     $  404
                                                                                          =======      ======      ======

4.  Business Combinations

  Acquisitions

         The following table presents information about acquisitions by Lucent in the fiscal years ended September 30, 2000, 1999 and 1998. All of these acquisitions were accounted for under the purchase method of accounting, and the acquired technology valuation included existing technology, purchased in-process research and development ("IPRD") and other intangibles. All IPRD charges were recorded in the quarter in which the transaction was completed. On a pro forma basis, if the following fiscal 2000 acquisitions had occurred on October 1, 1999, the amortization of goodwill and other acquired intangibles would have increased by approximately $675 for the fiscal year ended September 30, 2000.

                                                                                             Amortization Period (in years)
                                                                                  Purchased  ------------------------------
               Acquisition       Purchase                 Existing      Other       IPRD               Existing    Other
                  Date            Price        Goodwill  Technology  Intangibles (after-tax) Goodwill Tecnology Intangibles
                  ----            -----        --------  ----------  ----------- ----------- -------- --------- -----------
2000
Spring Tide(1)....9/00           $1,315         $1,075     $  143       $  14     $  131         7        7         7
                             Stock & options
Chromatis(2)......6/00            4,756          4,223        n/a         186        428         7      n/a       2-7
                             Stock & options
DeltaKabel(3).....4/00             52               56        n/a         n/a        n/a         6      n/a       n/a
                                  Cash

1999
Stratus(4)........10/98           $917          $    0     $  130       $   4     $  267*      n/a       10         3
                             Stock & options
Other(5)..........various          125              79         14          12         23       5-10     4-7       7-8
                              Cash & notes

1998
Yurie(6)..........5/98           $1,056         $  292     $   40         n/a     $  620         7        5       n/a
                             Cash & options
Livingston(7).....12/97            610             114         69         n/a        427         5        8       n/a
                             Stock & options
Other(8)..........various          67               38         18           7         11      5-10       10        10
                                  Cash

---------------------------

(1)  Spring Tide Networks was a provider of network switching equipment.

(2) Chromatis Networks Inc. was a supplier of metropolitan optical networking systems.

(3)  DeltaKabel Telecom cv was a developer of cable modem and Internet protocol
     (IP) telephony products and services for the European market.

(4) Stratus Computer, Inc. was a manufacturer of fault-tolerant computer systems, acquired by Ascend.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions, Except Per Share Amounts)


(5) Other acquisitions include the WaveAccess Ltd.; Quadritek Systems, Inc.; XNT Systems, Inc.; Quantum Telecom Solutions, Inc.; and InterCall Communications and Consulting, Inc.

(6) Yurie Systems, Inc. was a provider of ATM access technology and equipment for data, voice and video networking.

(7) Livingston Enterprises, Inc. was a global provider of equipment used by Internet service providers to connect their subscribers to the Internet.

(8) Other acquisitions include JNA Telecommunications Limited and MassMedia Communications,Inc.

n/a  Not applicable.

* $24 of purchased in-process research and development was subsequently reversed in March 1999.

         In connection with the acquisitions of Spring Tide and Chromatis, certain key employees are entitled to receive additional Lucent common stock based on the achievement of specified milestones. The value of such stock, if distributed, will be recorded as compensation expense.

         Included in the purchase price for the acquisitions was IPRD, which was a non-cash charge to earnings as this technology had not reached technological feasibility and had no future alternative use. The remaining purchase price was allocated to tangible assets and intangible assets, including goodwill and other acquired intangibles, less liabilities assumed.

         The value allocated to IPRD was determined using an income approach that included an excess earnings analysis reflecting the appropriate cost of capital for the investment. Estimates of future cash flows related to the IPRD were made for each project based on Lucent's estimates of revenue, operating expenses and income taxes from the project. These estimates were consistent with historical pricing, margins and expense levels for similar products.

         Revenues were estimated based on relevant market size and growth factors, expected industry trends, individual product sales cycles and the estimated life of each product's underlying technology. Estimated operating expenses, income taxes and charges for the use of contributory assets were deducted from estimated revenues to determine estimated after-tax cash flows for each project. Estimated operating expenses include cost of goods sold; selling, general and administrative expenses; and research and development expenses. The research and development expenses include estimated costs to maintain the products once they have been introduced into the market and generate revenues and costs to complete the in-process research and development.

         The discount rates utilized to discount the projected cash flows were based on consideration of Lucent's weighted average cost of capital, as well as other factors including the useful life of each project, the anticipated profitability of each project, the uncertainty of technology advances that were known at the time and the stage of completion of each project.

         Management is primarily responsible for estimating the fair value of the assets and liabilities acquired, and has conducted due diligence in determining the fair value. Management has made estimates and assumptions that affect the reported amounts of assets, liabilities and expenses resulting from such acquisitions. Actual results could differ from those amounts.

  TeraBeam Corporation

         On April 9, 2000, Lucent and TeraBeam Corporation entered into an agreement to develop TeraBeam's fiberless optical networking system that provides high-speed data networking between local and wide area networks. Under the agreement, Lucent paid cash and contributed research and development assets, intellectual property, and free-space optical products, valued in the aggregate at $450. Lucent owns 30 percent of the venture that will develop the fiberless optical networking system, which is accounted for under the equity method of accounting. Lucent will also be a preferred supplier of optical components, networking equipment and professional services to TeraBeam. In addition, under certain conditions, Lucent will have the right to purchase

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions, Except Per Share Amounts)


TeraBeam's equity interest in the venture. A total of $189 was allocated to goodwill and other acquired intangibles to be amortized over five years.

  Ignitus Communications LLC

         On April 4, 2000, Lucent acquired the remaining 44 percent of Ignitus Communications LLC, a start-up company that focuses on high-speed optical communications at the network edge, for approximately $33. Lucent previously owned 56 percent of the company.

  SpecTran Corporation

         On July 21, 1999, Lucent began its cash tender offer for the outstanding shares of SpecTran Corporation, a designer and manufacturer of specialty optical fiber and fiber-optic products. The tender offer expired on August 31, 1999, and Lucent thereafter accepted and paid for shares giving it a 61 percent interest in SpecTran. The acquisition was accounted for under the purchase method of accounting. On February 4, 2000, Lucent acquired the remaining shares of SpecTran, resulting in a total purchase price of approximately $68.

  Pooling-of-Interests Mergers

         The following table presents information about certain mergers by Lucent accounted for under the pooling-of-interests method of accounting in the fiscal years ended September 30, 2000 and 1999. As a result, Lucent's financial statements have been restated for all periods prior to the mergers to include the accounts and operations of those companies.

                                                 Total Shares
                               Merger          of Common Stock
Acquisition                     Date               Issued                    Description of Business
-----------                     ----               ------                    -----------------------
2000:
Excel.....................     11/99             22 million         Developer of programmable switches
INS (1)...................     10/99             49 million         Provider  of network consulting, design and
                                                                    integration services
1999:
Ascend (2)................      6/99            371 million         Developer, manufacturer and seller of wide
                                                                    area networking equipment
Kenan.....................      2/99             26 million         Developer of third-party billing and
                                                                    customer care software

---------------------------

(1) INS previously had a June 30 fiscal year-end. In order to conform the fiscal year-ends for INS and Lucent, INS's results of operations and cash flows for the three months ended September 30, 1999, were not reflected in Lucent's financial statements for the first fiscal quarter of 2000. INS's revenue and net income for the three months ended September 30, 1999 were $100 and $11, respectively. The Consolidated Balance Sheet of Lucent at September 30, 2000, includes an adjustment to retained earnings to reflect the income recognized by INS for the three months ended September 30, 1999.

(2) Lucent assumed Ascend stock options equivalent to approximately 65 million shares of Lucent common stock. In connection with the merger, Lucent recorded a third fiscal quarter 1999 charge to operating expenses of approximately $79 (non-tax deductible) for merger-related costs, primarily fees for investment bankers, attorneys, accountants and financial printing. Ascend's historical revenue and net loss for the fiscal year ended September 30, 1998 were $1,478 and $20, respectively. For the nine months ended June 30, 1999, Ascend's historical revenue and net income of $1,610 and $66, respectively, are included in Lucent's historical revenues and income from continuing operations, respectively, for the year ended September 30, 1999. Intercompany transactions between Lucent and Ascend for the nine months ended June 30, 1999 of $138 and $86 have been eliminated from revenues and income from continuing operations, respectively, for the year ended September 30, 1999.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions, Except Per Share Amounts)


         Lucent has also completed other pooling transactions. The historical operations of these entities were not material to Lucent's consolidated results of operations either on an individual or aggregate basis; therefore, prior periods have not been restated for these mergers.

5.  Recent Pronouncements

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenues in financial statements and requires adoption no later than the fourth quarter of fiscal 2001. Lucent will adopt SAB 101 in the fourth fiscal quarter of 2001 retroactively to the beginning of fiscal 2001. Management is currently evaluating the potential effect of the implementation of SAB 101 on Lucent's financial condition and results of operations. In implementing SAB 101, the Company expects to elect a policy of not recognizing any revenue on equipment sold on an installed basis until installation is complete. SAB 101 does not impact revenue recognition for software and long-term contracts. The implementation of SAB 101 could result in a significant one-time charge to earnings as a cumulative effect of accounting change. In addition, the adoption may result in revisions of previously issued quarterly results issued in fiscal 2001.

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires the recognition of the fair value of all derivative instruments on the balance sheet. Subsequent to the issuance of SFAS 133, the FASB received many requests to clarify certain issues causing difficulties in implementation. In June 2000, the FASB issued SFAS 138, which responds to those requests by amending certain provisions of SFAS 133. These amendments include allowing foreign-currency denominated assets and liabilities to qualify for hedge accounting, permitting the offsetting of certain interentity foreign currency exposures that reduce the need for third-party derivatives and redefining the nature of interest rate risk to avoid sources of ineffectiveness. Lucent adopted SFAS 133 and the corresponding amendments under SFAS 138 effective as of October 1, 2000. The impact of adopting SFAS 133, as amended by SFAS 138, was not significant.

6.  Supplementary Financial Information

Supplementary Income Statement Information

                                                                                 Year Ended September 30,
                                                                                 ------------------------
                                                                          2000             1999          1998
                                                                          ----             ----          ----
Included in Costs and Operating Expenses
Amortization of software development costs............................ $       395     $       235    $      210
                                                                       ===========     ===========    ==========
Depreciation of property, plant and equipment......................... $       908     $       776    $      547
                                                                       ===========     ===========    ==========
Included in Selling, General and Administrative Expenses
Amortization of goodwill and other acquired intangibles............... $       362     $       296    $      102
                                                                       ===========     ===========    ==========
Other Income--Net
Interest income....................................................... $       118     $       129    $      117
Minority interests in earnings of subsidiaries........................         (50)            (27)          (24)
Net equity losses from investments....................................         (31)             (3)         (185)
Loss on foreign currency transactions.................................         (18)             (8)          (58)
Net gain (loss) on sales and settlements of financial instruments.....         343             270           (15)
Gain on businesses sold...............................................          54               -           208
Miscellaneous--net....................................................         (83)             (4)           (4)
                                                                       -----------     -----------    ----------
Other income--net..................................................... $       333     $       357    $       39
                                                                       ===========     ===========    ==========
Deducted from Interest Expense
Capitalized interest.................................................. $        20     $        20    $       17
                                                                       ===========     ===========    ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions, Except Per Share Amounts)


Supplementary Balance Sheet Information

                                                                        September 30,
                                                                        -------------
                                                                    2000             1999
                                                                    ----             ----
Inventories
Completed goods................................................ $      2,810     $     2,187
Work in process................................................          863             714
Raw materials..................................................        1,427             883
                                                                ------------     -----------
Inventories.................................................... $      5,100     $     3,784
                                                                ============     ===========
Property, Plant and Equipment--Net
Land and improvements.......................................... $        309     $       297
Buildings and improvements.....................................        3,092           2,988
Machinery, electronic and other equipment......................        6,109           5,596
                                                                ------------     -----------
Total property, plant and equipment............................        9,510           8,881
Less: Accumulated depreciation.................................        4,464           4,425
                                                                ------------     -----------
Property, plant and equipment--net............................. $      5,046     $     4,456
                                                                ============     ===========
Included in Other Current Liabilities
Advance billings, progress payments and customer deposits...... $        844     $       702
                                                                ============     ===========

Supplementary Cash Flow Information

                                                                     Year Ended September 30,
                                                                     ------------------------
                                                              2000             1999          1998
                                                              ----             ----          ----
Interest payments, net of amounts capitalized............  $       356     $       316    $      159
                                                           ===========     ===========    ==========
Income tax payments, net.................................  $        34     $       712    $      350
                                                           ===========     ===========    ==========
Acquisitions of businesses:
Fair value of assets acquired, net of cash acquired......  $        59     $       299    $    1,675
Less: Fair value of liabilities assumed..................            7             123           902
                                                           -----------     -----------    ----------
Acquisitions of businesses, net of cash acquired.........  $        52     $       176    $      773
                                                           ===========     ===========    ==========

         On October 1, 1997, Lucent contributed its Consumer Products business to a new venture formed by Lucent and Philips Electronics N.V. in exchange for 40 percent ownership of Philips Consumer Communications ("PCC"). On October 22, 1998, Lucent and Philips announced their intention to end the PCC venture and agreed to regain control of their original businesses. The results of operations and net assets of the remaining businesses Lucent previously contributed to PCC have been consolidated as of October 1, 1998. However, for the years ended September 30, 1999 and 1998, the Consolidated Statements of Cash Flows exclude both the contribution and the regaining of Lucent's Consumer Products business.

         For the year ended September 30, 1999, costs and operating expenses include a $236 charge primarily associated with asset impairments and integration-related charges related to the Ascend and Nexabit mergers.

7.  Earnings Per Common Share

         Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net income by the sum of the weighted average number of common shares outstanding, plus all additional common shares that would have been outstanding if potentially dilutive securities or common stock equivalents had been issued.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions, Except Per Share Amounts)


         The following table reconciles the number of shares used in the earnings per share calculations:

                                                                          Year Ended September 30,
                                                                          ------------------------
                                                                    2000             1999          1998
                                                                    ----             ----          ----
                                                                       (Number of shares in millions)
Common shares--basic...........................................     3,232.3         3,101.8       3,025.3
Effect of dilutive securities:
Stock options..................................................        88.5           109.5          78.4
Other..........................................................         5.1             7.2           6.9
                                                                 ----------     -----------    ----------
Common shares--diluted.........................................     3,325.9         3,218.5       3,110.6
                                                                 ==========     ===========    ==========
Options excluded from the computation of earnings per
    share--diluted since option exercise price was greater
    than the average market price of the common shares
    for the period.............................................        41.0             5.5          14.0
                                                                 ==========     ===========    ==========

8.  Comprehensive Income

         Comprehensive income, which is displayed in the Consolidated Statements of Changes in Shareowners' Equity, represents net income plus the results of certain shareowners' equity changes not reflected in the Consolidated Statements of Income.

         The after-tax components of accumulated other comprehensive income
(loss) are as follows:

                                                                                             Total
                                               Foreign        Unrealized      Minimum      Accumulated
                                               Currency         Holding       Pension         Other
                                              Translation       Gains/       Liability    Comprehensive
                                              Adjustment       (Losses)     Adjustment    Income/(Loss)
                                              ----------       --------     ----------    -------------
Beginning balance October 1, 1997..........   $     (191)    $      55     $       (13)    $     (149)
Current-period change......................          (89)          (37)             (8)          (134)
                                              ----------     ---------     -----------     ----------
Ending balance, September 30, 1998.........   $     (280)    $      18     $       (21)    $     (283)
Current-period change......................          (33)           61              11             39
                                              ----------     ---------     -----------     ----------
Ending balance, September 30, 1999.........   $     (313)    $      79     $       (10)    $     (244)
Current-period change......................         (185)           (4)              2           (187)
Amounts transferred to Avaya...............           64            --               2             66
                                              ----------     ---------     -----------     ----------
Ending balance, September 30, 2000.........   $     (434)    $      75     $        (6)    $     (365)
                                              ==========     =========     ===========     ==========

         Foreign currency translation adjustments are not currently adjusted for income taxes since they relate to indefinite investments in non-U.S. subsidiaries.

9.  Business Restructuring and Other Charges

         In the fourth quarter of calendar year 1995, a pre-tax charge of $2,655 was recorded to cover restructuring costs of $2,467 and asset impairment and other charges of $188. The restructuring plans included the exit of certain businesses as well as consolidating and re-engineering numerous corporate and business unit operations.

         Total deductions to Lucent's business restructuring reserves were $16 and $184 for the years ended September 30, 2000 and 1999, respectively. Included in these deductions were cash payments of $11 and $61 for the years ended September 30, 2000 and 1999, respectively, and non-cash related charges of $15 for the year ended September 30, 1999. The non-cash related charges were primarily related to assets for product lines and businesses that Lucent exited as part of its restructuring activities. The related costs were included in the 1995 restructuring plan. The assets did not benefit activities that were to continue, nor were they

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in Millions, Except Per Share Amounts)


used to generate future revenues. The reserves were charged as the product lines and businesses were exited during 1999. In addition, during 1999 Lucent reversed $108 of business restructuring reserves primarily related to favorable experience in employee separations, as well as to other projects being completed at a cost lower than originally estimated for the year ended September 30, 1999. As of September 30, 1999, all restructuring plans were substantially completed.

10.  Income Taxes

         The following table presents the principal reasons for the difference between the effective tax rate on continuing operations and the U.S. federal statutory income tax rate:

                                                                          Years Ended September 30,
                                                                          -------------------------
                                                                        2000         1999        1998
                                                                        ----         ----        ----
U.S. federal statutory income tax rate.............................    35.0%        35.0%        35.0%
State and local income taxes, net of federal
    income tax effect..............................................     1.9%         2.8%         3.6%
Foreign earnings and dividends taxed at different rates............    (0.4)%       (1.0)%        1.5%
Research credits...................................................    (4.5)%       (3.1)%       (3.7)%
Acquisition-related costs(1).......................................    10.3%         4.8%        37.8%
Other differences--net.............................................    (3.1)%       (0.4)%       (2.3)%
                                                                       ----         ----         ----
Effective income tax rate..........................................    39.2%        38.1%        71.9%
Effective income tax rate excluding acquisition-related costs (1)..    28.9%        33.3%        34.1%

---------------------------

(1) Includes non-tax deductible purchased in-process research and development, goodwill amortization and merger-related costs.

         The following table presents the U.S. and non-U.S. components of income before income taxes and the provision for income taxes:

                                                                                        Years Ended September 30,
                                                                                        -------------------------
                                                                                   2000            1999           1998
                                                                                   ----            ----           ----
Income Before Income Taxes
U.S.  .....................................................................    $      2,055     $    3,360     $   1,207
Non-U.S....................................................................             302            465            74
                                                                               ------------     ----------     ---------
Income before income taxes.................................................    $      2,357     $    3,825     $   1,281
                                                                               ============     ==========     =========

Provision for Income Taxes

Current
Federal....................................................................    $        159     $      362     $     710
State and local............................................................               9            (14)          139
Non-U.S....................................................................             265            172           121
                                                                               ------------     ----------     ---------
      Sub-total............................................................             433            520           970
                                                                               ------------     ----------     ---------

Deferred
Federal....................................................................             405            761           (71)
State and local............................................................              85            201            12
Non-U.S....................................................................               1            (26)           10
                                                                               ------------     ----------     ---------
      Sub-total............................................................             491            936           (49)
                                                                               ------------     ----------     ---------
Provision for income taxes.................................................    $        924     $    1,456     $     921
                                                                               ============     ==========     =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


         As of September 30, 2000, Lucent had tax credit carryforwards of $111 and federal, state and local, and non-U.S. net operating loss carryforwards of $129 (tax-effected), all of which expire primarily after the year 2004. As of September 30, 2000, Lucent has recorded valuation allowances totaling $197 against these carryforwards primarily in certain foreign jurisdictions where recovery of these carryforwards is uncertain.

         The components of deferred tax assets and liabilities are as follows:

                                                                                        September 30,
                                                                                        -------------
                                                                                    2000            1999
                                                                                    ----            ----
Deferred Income Tax Assets
Employee benefit obligations.................................................... $   2,714       $    2,498
Reserves and allowances.........................................................       791              798
Net operating loss/credit carryforwards.........................................       240              194
Valuation allowance.............................................................      (197)            (146)
Other...........................................................................       168              305
                                                                                 ---------       ----------
Total deferred tax assets....................................................... $   3,716       $    3,649
                                                                                 =========       ==========
Deferred Income Tax Liabilities
Employee benefit obligations.................................................... $   2,634       $    2,102
Property, plant and equipment...................................................       417              342
Other...........................................................................       734              652
                                                                                 ---------       ----------
Total deferred tax liabilities.................................................. $   3,785       $    3,096
                                                                                 =========       ==========

         Lucent has not provided for U.S. deferred income taxes or foreign withholding taxes on $3,284 of undistributed earnings of its non-U.S. subsidiaries as of September 30, 2000, since these earnings are intended to be reinvested indefinitely.


11.  Debt Obligations

                                                                                September 30,      September 30,
                                                                                    2000               1999
                                                                                    ----               ----
Debt Maturing Within One Year
Commercial paper................................................................ $   2,475       $      667
Long-term debt..................................................................       750               41
Secured borrowings and other....................................................       243              997
                                                                                 ---------       ----------
Total debt maturing within one year............................................. $   3,468       $    1,705
                                                                                 =========       ==========
Weighted Average Interest Rates
    Commercial paper............................................................       6.3%             5.0%
    Long-term debt, secured borrowings and other................................       7.4%             9.6%

         Lucent had revolving credit facilities at September 30, 2000 aggregating $4,701 (a portion of which is used to support Lucent's commercial paper program), $4,000 with domestic lenders and $701 with foreign lenders. The total credit facilities available at September 30, 2000 with domestic and foreign lenders were $4,000 and $426, respectively.

                                                                                 September 30,      September 30,
                                                                                     2000               1999
                                                                                     ----               ----
Long-Term Debt
6.90% notes due July 15, 2001................................................... $     750        $     750
7.25% notes due July 15, 2006...................................................       750              750
5.50% notes due November 15, 2008...............................................       500              500
6.50% debentures due January 15, 2028...........................................       300              300
6.45% debentures due March 15, 2029.............................................     1,360            1,360
7.70% notes due May 19, 2010....................................................        20               --

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


8.00% notes due May 18, 2015....................................................        25               --
Secured borrowings and other (6.9% and 8.4% weighted average
    interest rates, respectively)...............................................       116              509
Less: Unamortized discount......................................................        41               45
                                                                                  --------        ---------
Total long-term debt............................................................     3,780            4,124
Less: Amounts maturing within one year..........................................       750               41
                                                                                  --------        ---------
Long-term debt..................................................................  $  3,030        $   4,083
                                                                                  ========        =========


         Lucent has an effective shelf registration statement for the issuance of debt securities up to $1,800, of which $1,755 remains available at September 30, 2000.

         The following table shows the aggregate maturities, by year, of the $3,780 in total long-term debt obligations:

                                           September 30,
                                           -------------
         2001             2002           2003           2004           2005          Later Years
         ----             ----           ----           ----           ----          -----------
         $ 750            $ 4            $ 20           $ 17           $ 21             $ 2, 968

         In 1999, Lucent sold trade accounts receivable and notes receivable to unaffiliated financial institutions with and without recourse. Certain sales with recourse were accounted for as secured borrowings and amounted to $1,037 at September 30, 1999. As a result of these recourse transactions, these receivables remained in the Consolidated Balance Sheets and increased cash flows from financing activities in the Consolidated Statements of Cash Flows by $1,037 in the year ended September 30, 1999. These arrangements were terminated in the year ended September 30, 2000. In 2000, there were no sales of receivables accounted for as secured borrowings. See Note 16 for further discussion of sales of receivables.

12.  Employee Benefit Plans

Pension and Postretirement Benefits

         Lucent maintains defined benefit pension plans covering the majority of its employees and retirees, and postretirement benefit plans for retirees that include health care benefits and life insurance coverage. The following information summarizes activity in the pension and postretirement benefit plans for the entire Company, including discontinued operations:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


                                                        Pension Benefits              Postretirement Benefits
                                                          September 30,                    September 30,
                                                          -------------                    -------------
                                                     2000              1999             2000              1999
                                                     ----              ----             ----              ----

Change in benefit obligation
Benefit obligation at October 1...............    $      27,401     $      27,846    $      8,604   $      9,193
Service cost..................................              478               509              67             80
Interest cost.................................            1,915             1,671             601            537
Actuarial losses (gains)......................              370            (2,182)             33           (240)
Amendments....................................               (1)            1,534              --           (359)
Benefits paid.................................           (2,294)           (1,977)           (651)          (607)
Benefit obligation assumed by Avaya...........           (1,756)               --            (412)            --
                                                  -------------     -------------    ------------   ------------
Benefit obligation at September 30............    $      26,113     $      27,401    $      8,242   $      8,604
                                                  -------------     -------------    ------------   ------------
Change in plan assets
Fair value of plan assets at October 1........    $      41,067     $      36,191    $      4,467   $      3,959
Actual return on plan assets..................            9,791             7,114             654            776
Company contributions.........................               19                14               8             29
Benefits paid.................................           (2,294)           (1,977)           (651)          (607)
Assets transferred to Avaya...................           (2,984)               --            (255)            --
Other (including transfer of assets
    from pension to postretirement plans).....             (337)             (275)            334            310
                                                  -------------     -------------    ------------   ------------
Fair value of plan assets at September 30.....    $      45,262     $      41,067    $      4,557   $      4,467
                                                  -------------     -------------    ------------   ------------
Funded (unfunded) status of the plan..........    $      19,149     $      13,666    $     (3,685)  $     (4,137)
Unrecognized prior service cost...............            2,086             2,583              49            121
Unrecognized transition asset.................             (322)             (645)             --             --
Unrecognized net gain.........................          (14,499)           (9,466)         (1,208)        (1,014)
                                                  -------------     -------------    ------------   ------------
Net amount recognized.........................    $       6,414     $       6,138    $     (4,844)  $     (5,030)
                                                  =============     =============    ============   ============
Amounts recognized in the Consolidated
    Balance Sheets consist of:
Prepaid pension costs.........................    $       6,238     $       5,229    $         --   $         --
Prepaid pension costs allocated to
    discontinued  operations..................              202               946              --             --
Accrued benefit liability.....................              (37)              (63)         (4,786)        (4,687)
Accrued benefit liability allocated to
    discontinued operations...................               --                --             (58)          (343)

Intangible asset..............................                5                 9              --             --
Accumulated other comprehensive income........                6                17              --             --
                                                  -------------     -------------    ------------   ------------
Net amount recognized.........................    $       6,414     $       6,138    $     (4,844)  $     (5,030)
                                                  =============     =============    ============   ============

         Pension plan assets include $102 and $287 of Lucent common stock at September 30, 2000 and 1999, respectively. Postretirement plan assets include $3 and $20 of Lucent common stock at September 30, 2000 and 1999, respectively.

         The asset and pension obligation amounts that were transferred to Avaya are subject to final adjustment. The final amounts to be transferred to Avaya are not expected to be materially different from the estimated amounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


Components of Net Periodic Benefit Cost

                                                                                  Year Ended September 30,
                                                                                  ------------------------
                                                                            2000            1999             1998
                                                                            ----            ----             ----
Pension Cost
Service cost.........................................................  $         478    $         509     $         331
Interest cost on projected benefit obligation........................          1,915            1,671             1,631
Expected return on plan assets.......................................         (3,229)          (2,957)           (2,384)
Amortization of unrecognized prior service costs.....................            362              461               164
Amortization of transition asset.....................................           (300)            (300)             (300)
Amortization of net (gain) loss......................................           (197)               2                --

-------------    -------------     -------------
Net pension credit...................................................  $        (971)   $        (614)    $        (558)
                                                                       =============    =============     =============
Distribution of Net Pension Credit
Continuing operations................................................  $      (1,113)   $        (779)    $        (671)
Discontinued operations..............................................            142              165               113
                                                                       -------------    -------------     -------------
Net pension credit...................................................  $        (971)   $        (614)    $        (558)
                                                                       =============    =============     =============
Postretirement Cost
Service cost.........................................................  $          67    $          80     $          63
Interest cost on accumulated benefit obligation......................            601              537               540
Expected return on plan assets.......................................           (338)            (308)             (263)
Amortization of unrecognized prior service costs.....................             37               53                53
Amortization of net (gain) loss......................................            (12)               6                 3
                                                                       -------------    -------------     -------------
Net postretirement benefit cost......................................  $         355    $         368     $         396
                                                                       =============    =============     =============
Distribution of Net Postretirement Benefit Cost
Continuing operations................................................  $         291    $         298     $         337
Discontinued operations..............................................             64               70                59
                                                                       -------------    -------------     -------------
Net postretirement benefit cost......................................  $         355    $         368     $         396
                                                                       =============    =============     =============
Pension and Postretirement Benefits Weighted-average
    assumptions as of September 30
Discount rate........................................................            7.5%            7.25%              6.0%
Expected return on plan assets.......................................            9.0%             9.0%              9.0%
Rate of compensation increase........................................            4.5%             4.5%              4.5%

         Effective October 1, 1998, Lucent changed its method for calculating the market-related value of plan assets used in determining the expected return-on-plan asset component of annual net pension and postretirement benefit costs. Under the previous accounting method, the calculation of the market-related value of plan assets included only interest and dividends immediately, while all other realized and unrealized gains and losses were amortized on a straight-line basis over a five-year period. The new method used to calculate market-related value includes immediately an amount based on Lucent's historical asset returns and amortizes the difference between that amount and the actual return on a straight-line basis over a five-year period. The new method is preferable under SFAS No. 87, "Employers' Accounting for Pensions," because it results in calculated plan asset values that are closer to current fair value, thereby lessening the accumulation of unrecognized gains and losses while still mitigating the effects of annual market value fluctuations.

         The cumulative effect of this accounting change related to periods prior to fiscal year 1999 of $2,150 ($1,308 after-tax, or $0.42 and $0.41 earnings per basic and diluted share, respectively) is a one-time, non-cash credit to fiscal 1999 earnings. This accounting change also resulted in a reduction in benefit costs in the year ended September 30, 1999 that increased income by $427 ($260 after-tax, or $0.08 earnings per basic and diluted share) as compared with the previous accounting method. If the accounting change were applied retroactively for the year ended September 30, 1998, pro forma net income would be $1,306, earnings per share-basic would be $0.43 and earnings per share-diluted would be $0.42.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


         In 1999, Lucent changed its pension plan benefit for management, technical pay plan, and non-represented occupational employees hired on or after January 1, 1999, and certain U.S. employees of companies acquired since October 1, 1996, who are not participating currently in a defined benefit pension plan. These employees receive a different pension benefit, known as an account balance program, effective January 1, 2000. Expenses related to the account balance program are included in the previous pension cost table.

         Lucent has several non-pension postretirement benefit plans. For postretirement health care benefit plans, Lucent assumed a 7.6% annual health care cost trend rate for 2001 through 2004, after which the trend rate would decline to 3.9%. The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects on the entire Company, including discontinued operations:

                                                                             1 Percentage Point
                                                                             ------------------
                                                                         Increase           Decrease
                                                                         --------           --------
Effect on total of service and interest cost components...............   $   26           $   24
Effect on postretirement benefit obligation...........................   $  353           $  329

Savings Plans

         Lucent's savings plans allow employees to contribute a portion of their compensation on a pre-tax and/or after-tax basis in accordance with specified guidelines. Lucent matches a percentage of the employee contributions up to certain limits. Savings plan expense amounted to $228, $318 and $317 for the years ended September 30, 2000, 1999 and 1998, respectively. Lucent savings plan expense charged to continuing operations was $161, $222 and $227 for the years ended September 30, 2000, 1999 and 1998, respectively.

Employee Stock Ownership Plan

         Lucent's leveraged Employee Stock Ownership Plan ("ESOP") funds the employer contributions to the Long-Term Savings and Security Plan ("LTSSP") for non-management employees. The ESOP obligation is reported as a reduction in shareowners' equity. As of September 30, 2000, the ESOP contained 12.8 million shares of Lucent's common stock. Of the 12.8 million shares, 11.0 million shares have been allocated under the ESOP and 1.8 million shares were unallocated. As of September 30, 2000, the unallocated shares had a fair value of $54.

13. Stock Compensation Plans

         Lucent has stock-based compensation plans under which outside directors and certain employees receive stock options and other equity-based awards. The plans provide for the grant of stock options, stock appreciation rights, performance awards, restricted stock awards and other stock unit awards.

         Stock options generally are granted with an exercise price equal to 100% of the market value of a share of common stock on the date of grant, have two-to-10-year terms and vest within four years from the date of grant. Subject to customary antidilution adjustments and certain exceptions, the total number of shares of common stock authorized for option grants under the plans, including options granted in acquisitions, was 569 million shares at September 30, 2000.

         In connection with certain of Lucent's acquisitions, outstanding stock options held by employees of acquired companies became exercisable, according to their terms, for Lucent common stock effective at the acquisition date. These options did not reduce the shares available for grant under any of Lucent's other option plans. For acquisitions accounted for as purchases, the fair value of these options was generally included as part of the purchase price. As of July 1, 2000, Lucent began recording deferred compensation related to unvested options held by employees of companies acquired in a purchase acquisition, in accordance with FASB Interpretation No. 44. Unamortized deferred compensation expense was $34 at September 30, 2000. The deferred expense calculation and future amortization is based on the graded vesting schedule of the awards.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


         Lucent established an Employee Stock Purchase Plan (the "ESPP") effective October 1, 1996. Under the terms of the ESPP, eligible employees may have up to 10% of eligible compensation deducted from their pay to purchase common stock through June 30, 2001. The per share purchase price is 85% of the average high and low per share trading price of common stock on the New York Stock Exchange on the last trading day of each month. The amount that may be offered pursuant to this plan is 200 million shares. In 2000, 1999 and 1998, 7.8 million, 7.5 million and 9.4 million shares, respectively, were purchased under the ESPP and the employee stock purchase plans of acquired companies, at a weighted average price of $46.75, $43.60 and $23.23, respectively.

         Lucent has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") and, as permitted under SFAS 123, applies Accounting Principles Board Opinion No. 25 ("APB 25") and related interpretations in accounting for its plans. Compensation expense recorded under APB 25 was $49, $50 and $79 for the years ended September 30, 2000, 1999 and 1998, respectively. If Lucent had elected to adopt the optional recognition provisions of SFAS 123 for its stock option plans and ESPP, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                                            Years Ended September 30,
                                                                            ------------------------
                                                                          2000       1999        1998
                                                                          ----       ----        ----
          Net Income
          As reported.................................................  $ 1,219    $   4,789   $  1,065
          Pro forma...................................................  $   452    $   4,239   $    770
          Earnings Per Share-Basic
          As reported.................................................  $  0.38    $    1.54   $   0.35
          Pro forma...................................................  $  0.14    $    1.37   $   0.25
          Earnings Per Share-Diluted
          As reported.................................................  $  0.37    $    1.49   $   0.34
          Pro forma...................................................  $  0.13    $    1.27   $   0.24

         The fair value of stock options used to compute pro forma net income and earnings per share disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions:

                                                                          2000         1999        1998
                                                                          ----         ----        ----
Weighted Average Assumptions
Dividend yield........................................................     0.23%        0.10%      0.17%
Expected volatility--Lucent...........................................     39.2%        33.8%      28.2%
     --Acquisitions(1)................................................     55.3%        58.2%      60.3%
Risk-free interest rate...............................................      6.5%         5.2%       5.3%
Expected holding period (in years)....................................      2.9          3.7        4.2

---------------------------

(1) Pre-merger assumptions for companies acquired in a pooling-of-interests.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


         Presented below is a summary of the status of Lucent stock options and the related transactions for the years ended September 30, 2000, 1999 and 1998:

                                                                                           Weighted Average
                                                                                  Shares    Exercise Price
                                                                              (in thousands)   Per Share
                                                                               ------------    ---------
         Options outstanding at October 1, 1997...........................         194,066     $   11.85
         Granted/assumed(1)(2)............................................         130,730     $   27.46
         Exercised........................................................         (41,722)    $    9.33
         Forfeited/expired................................................         (15,941)    $   19.85
                                                                              ------------     ---------
         Options outstanding at September 30, 1998........................         267,133     $   19.40
         Granted/assumed(1)...............................................          61,944     $   47.68
         Exercised........................................................         (30,951)    $   12.20
         Forfeited/expired................................................         (11,834)    $   23.16
                                                                              ------------     ---------
         Options outstanding at September 30, 1999........................         286,292     $   26.15
         Granted/assumed(1)...............................................         285,798     $   47.95
         Exercised........................................................         (74,963)    $   15.38
         Forfeited/expired................................................         (38,815)    $   41.56
                                                                              ------------     ---------
         Options outstanding at September 30, 2000........................         458,312     $   40.20
                                                                              ============     =========
         Options outstanding reflecting spin-off adjustments(3)...........         431,509     $   39.34
                                                                              ============     =========

---------------------------

(1)      Includes options converted in acquisitions.

(2) Includes options covering 32,355 shares of common stock granted under a broad-based employee plan at a weighted average exercise price of $37.34.

(3) Effective with the spin-off of Avaya on September 30, 2000, unvested Lucent stock options held by Avaya employees were converted into Avaya stock options. For remaining unexercised Lucent stock options, the number of Lucent stock options and the exercise price were adjusted to preserve the intrinsic value of the stock options that existed prior to the spin-off.

         The weighted average fair value of Lucent stock options, calculated using the Black-Scholes option-pricing model, granted during the years ended September 30, 2000, 1999 and 1998 is $16.15, $16.65 and $11.87 per share, respectively.

         The following table summarizes the status of stock options outstanding and exercisable at September 30, 2000 after considering the spin-off adjustments:

                                      Stock Options Outstanding                   Stock Options Exercisable
                                      ------------------------                    -------------------------
                                             Weighted          Weighted                              Weighted
                                              Average           Average                               Average
                                             Remaining         Exercise                              Exercise
    Range of Exercise         Shares        Contractual        Price Per          Shares             Price Per
    Prices Per Share      (in thousands)   Life (Years)          Share        (in thousands)           Share
    ----------------      --------------   ------------          -----        --------------           -----
$ 0.02 to $  11.14              65,014           5.8          $    7.61              49,393         $     9.16
$11.15 to $  23.07              47,558           6.6              17.19              39,825              16.68
$23.08 to $  41.70              61,080           7.9              34.52              11,904              31.00
$41.71 to $  42.47             101,011           2.2              42.17                  60              42.15
$42.48 to $  58.60              49,474           9.0              52.57               3,513              51.73
$58.61 to $  59.13              52,202           9.6              58.61                  99              58.78
$59.14 to $ 101.73              55,170           9.2              65.89               2,987              64.59
                            ----------        ------          ---------         -----------         ----------
Total                          431,509                        $   39.34             107,781         $    17.34
                            ==========                        =========         ===========         ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


         Other stock unit awards are granted under certain award plans. The following table presents the total number of shares of common stock represented by awards granted to employees for the years ended September 30, 2000, 1999 and 1998:

                                                                                         Years Ended September 30,
                                                                                         -------------------------
                                                                                      2000         1999          1998
                                                                                      ----         ----          ----
         Other stock unit awards granted (in thousands)........................          858          532         1,730
         Weighted average market value of shares granted
           during the period...................................................     $  59.23     $  31.82     $   22.23


14. Operating Segments

         As described in Note 3, Lucent has reclassified the results of operations of Agere, its power systems business and Avaya as discontinued operations. Agere and the power systems business were previously disclosed as a separate operating segment, Microelectronics and Communications Technologies. In addition, Avaya was also previously disclosed as a separate operating segment, Enterprise Networks. The segment data included below has been restated to exclude amounts related to Agere, the power systems business and Avaya.

         Lucent operates in the global telecommunications networking industry and has one remaining reportable operating segment, Service Provider Networks ("SPN"), which provides public networking systems, software and services to telecommunications service providers and public network operators around the world. SPN is a strategic market unit that offers distinct products and services and was determined based on the customers and the markets that Lucent serves. Intersegment transactions that occur are based on current market prices, and all intersegment profit is eliminated in consolidation.

         Performance measurement and resource allocation for SPN is based on many factors. The primary financial measure used is operating income, exclusive of goodwill and other acquired intangibles amortization, and IPRD and other costs from business acquisitions (acquisition/integration-related costs).

         Lucent employs shared-service concepts to realize economies of scale and efficient use of resources. The costs of shared services and other corporate center operations managed on a common basis are allocated to SPN based on usage, where possible, or on other factors according to the nature of the activity. The accounting policies of the reportable operating segments are the same as those described in the Summary of Significant Accounting Policies (see Note 2).

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)

                                                             Reportable Segment
                                                             ------------------      Other and      Consolidated
                                                                  SPN               Corporate(1)       Totals
                                                                  ---               -----------        ------
Year Ended September 30, 2000
External revenues.........................................    $     26,509          $    2,395      $    28,904
Intersegment revenues.....................................             328                (328)              --
                                                              ------------          ----------      -----------
         Total revenues...................................          26,837               2,067           28,904
Depreciation and amortization.............................             959                 708            1,667
Operating income (loss)...................................           3,041                (675)           2,366
Assets   .................................................          26,919              20,593           47,512
Capital expenditures......................................             981                 934            1,915

                                                             Reportable Segment
                                                             ------------------      Other and      Consolidated
                                                                  SPN               Corporate(1)       Totals
                                                                  ---               -----------        ------
Year Ended September 30, 1999
External revenues.........................................    $     24,833          $    2,160      $    26,993
Intersegment revenues.....................................             230                (230)              --
                                                              ------------          ----------      -----------
         Total revenues...................................          25,063               1,930           26,993
Depreciation and amortization.............................             677                 496            1,173
Operating income (loss)...................................           4,730                (944)           3,786
Assets   .................................................          17,627              16,619           34,246
Capital expenditures......................................             713                 674            1,387

                                                             Reportable Segment
                                                             ------------------      Other and      Consolidated
                                                                  SPN               Corporate(1)       Totals
                                                                  ---               -----------        ------
Year Ended September 30, 1998
External revenues.........................................    $     20,116     $         1,191      $    21,307
Intersegment revenues.....................................             215                (215)              --
                                                              ------------          ----------      -----------
         Total revenues...................................          20,331                 976           21,307
Depreciation and amortization.............................             631                 259              890
Operating income (loss)...................................           3,008              (1,624)           1,384
Assets   .................................................          13,154              11,135           24,289
Capital expenditures......................................             584                 550            1,134

(1) The results of other smaller units, including optical fiber, and corporate operations are reported in Other and Corporate, including eliminations of internal business. Assets included in Other and Corporate consist principally of cash and cash equivalents, deferred income taxes, prepaid pension costs, other assets and net assets from discontinued operations.

Reconciling Items

         A reconciliation of the totals reported for the operating income of the segments to operating income in the Consolidated Financial Statements is as follows:

                                                                               Years Ended September 30,
                                                                               ------------------------
                                                                            2000         1999          1998
                                                                            ----         ----          ----
Operating Income
Total reportable segments..............................................   $   3,041    $   4,730    $   3,008
Acquisition/integration-related costs..................................        (620)        (514)      (1,336)
Goodwill and other acquired intangibles amortization...................        (362)        (296)        (102)
Other and corporate....................................................         307         (134)        (186)
                                                                          ---------    ----------   ----------
Operating income.......................................................   $   2,366    $   3,786    $   1,384
                                                                          =========    =========    =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


Products and Services Revenues

         The table below presents external revenue for groups of similar products and services:

                                                                                Years Ended September 30,
                                                                                -------------------------
                                                                             2000         1999          1998
                                                                             ----         ----          ----
         Wireless Products.............................................   $   6,223     $   5,511     $   4,456
         Core Networking Systems.......................................      19,018        18,309        14,962
         NetCare Professional Services.................................       1,247         1,107           656
         Other(1)......................................................       2,416         2,066         1,233
                                                                          ---------     ---------     ---------
           Totals......................................................   $  28,904     $  26,993     $  21,307
                                                                          =========     =========     =========


(1) "Other" principally includes optical fiber and consumer products.

Geographic Information

                                                External Revenues(1)              Long-Lived Assets(2)
                                              Years Ended September 30,               September 30,
                                              -------------------------               -------------
                                            2000        1999       1998        2000       1999       1998
                                            ----        ----       ----        ----       ----       ----
         United States................... $  19,829   $  18,407  $  15,918   $  10,283   $ 4,200    $ 3,704
         Non-U.S. countries..............     9,075       8,586      5,389       1,226     1,137        856
                                          ---------   ---------  ---------   ---------   -------    -------
           Totals........................ $  28,904   $  26,993  $  21,307   $  11,509   $ 5,337    $ 4,560
                                          =========   =========  =========   =========   =======    =======

(1) Revenues are attributed to geographic areas based on the location of customers.

(2) Represents property, plant and equipment (net), and goodwill and other acquired intangibles.

Concentrations

         Historically, Lucent has relied on a limited number of customers for a substantial portion of its total revenues. Revenues from Verizon accounted for approximately 14%, 11% and 12% of consolidated revenues in the years 2000, 1999 and 1998, respectively, principally in the SPN segment. Revenues from AT&T accounted for approximately 11%, 16% and 17% of consolidated revenues in the years 2000, 1999 and 1998, respectively, principally in the SPN segment. Lucent expects a significant portion of its future revenues to continue to be generated by a limited number of customers. The loss of any of these customers or any substantial reduction in orders by any of these customers could materially and adversely affect Lucent's operating results. Lucent does not have a concentration of available sources of supply materials, labor, services or other rights that, if eliminated suddenly, could impact its operations severely.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)

15. Financial Instruments

         The carrying values and estimated fair values of financial instruments, including derivative financial instruments were as follows:

                                                                                 September 30, 2000     September 30, 1999
                                                                                 ------------------     ------------------
                                                                                Carrying      Fair       Carrying     Fair
                                                                                 Amount       Value       Amount      Value
                                                                                 ------       -----       ------      -----

         Assets
         Derivative and off-balance-sheet instruments:
         Foreign exchange forward contracts/options.......................    $    31    $     32    $     16    $    14
         Letters of credit................................................         --           2          --          2
         Liabilities
         Long-term debt...................................................    $ 3,030    $  2,731    $  4,083    $ 3,956
         Derivative and off-balance-sheet instruments:
         Foreign exchange forward contracts/options.......................          8          13          30         23


         The following methods were used to estimate the fair value of each class of financial instruments:

         Financial Instrument                                       Valuation Method
         --------------------                                       ----------------

Long-term debt.............................    Market quotes for instruments with similar terms and maturities
Foreign exchange forward
  contracts/options........................    Market quotes
Letters of credit..........................    Fees paid to obtain the obligations

         The carrying amounts of cash and cash equivalents, investments, receivables and debt maturing within one year contained in the Consolidated Balance Sheets approximate fair value.

Credit Risk and Market Risk

         By their nature, all financial instruments involve risk, including credit risk for non-performance by counterparties. The contract or notional amounts of these instruments reflect the extent of involvement Lucent has in particular classes of financial instruments. The maximum potential loss may exceed any amounts recognized in the Consolidated Balance Sheets. However, Lucent's maximum exposure to credit loss in the event of non-performance by the other party to the financial instruments for commitments to extend credit and financial guarantees is limited to the amount drawn and outstanding on those instruments.

         Lucent seeks to reduce credit risk on financial instruments by dealing only with financially secure counterparties. Exposure to credit risk is controlled through credit approvals, credit limits and continuous monitoring procedures and reserves for losses are established when deemed necessary. Lucent seeks to limit its exposure to credit risks in any single country or region.

         All financial instruments inherently expose the holders to market risk, including changes in currency and interest rates. Lucent manages its exposure to these market risks through its regular operating and financing activities and when appropriate, through the use of derivative financial instruments.

Derivative Financial Instruments

         Lucent conducts its business on a multinational basis in a wide variety of foreign currencies. Consequently, Lucent enters into various foreign exchange forward and option contracts to manage its exposure against adverse changes in the foreign exchange rates. The notional amounts for foreign exchange forward and option contracts represent the U.S. dollar equivalent of amounts exchanged. Generally, foreign exchange forward contracts are designated for firmly committed or forecast sales and purchases that are expected to occur in less than one year. Gains and losses on all hedged contracts for firmly committed

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


transactions and option contracts for anticipated transactions are deferred in other current assets and liabilities, are recognized in other income-net when the transactions occur or are no longer probable and are not material to the Consolidated Financial Statements at September 30, 2000 and 1999. All other gains and losses on foreign exchange forward contracts are recognized in other income-net as the exchange rates change.

         Lucent engages in foreign currency hedging activities to reduce the risk that changes in exchange rates will adversely affect the eventual net cash flows resulting from the sale of products to foreign customers and purchases from foreign suppliers. Hedge accounting treatment is appropriate for a derivative instrument when changes in the value of the derivative instrument are substantially equal to, but opposite to, changes in the value of the exposure being hedged. Lucent believes that it has achieved risk reduction and hedge effectiveness, because the gains and losses on its derivative instruments substantially offset the gains on the assets, liabilities and transactions being hedged. Hedge effectiveness is periodically measured by comparing the change in fair value of each hedged foreign currency exposure at the applicable market rate with the change in market value of the corresponding derivative instrument.

         The following table summarizes the notional amounts of these derivative financial instruments in U.S. dollars. In 2000, these notional amounts principally represent contracts in Canadian dollars, Brazilian reals, Australian dollars, British pounds, Japanese yen and Euros. Notional amounts represent the face amount of the contractual arrangements and the basis on which U.S. dollars are to be exchanged and are not a measure of market or credit exposure.

                                                                                     Notional Amounts
                                                                                       September 30,
                                                                                       -------------
                                                                                    2000         1999
                                                                                    ----         ----
         Foreign exchange forward contracts.....................................  $   1,713    $   1,594
         Foreign exchange option contracts......................................  $     124    $     251

         Lucent may enter into certain interest rate swap agreements to manage its risk between fixed and variable interest rates and long-term and short-term maturity debt instruments. There were no material interest rate swap agreements in effect during 2000 and 1999.

Non-Derivative and Off-Balance-Sheet Instruments

         Requests for providing commitments to extend credit and financial guarantees are reviewed and approved by senior management. Management regularly reviews all outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the adequacy of Lucent's reserve for possible credit and guarantee losses.

         The following table presents Lucent's non-derivative and off-balance-sheet instruments for amounts committed but not drawn-down and the amounts drawn-down on such instruments. These instruments may expire without being drawn upon. Therefore, the amounts committed but not drawn-down do not necessarily represent future cash flows.

                                                                         Amounts                   Amounts
                                                                      Committed but            Drawn-down and
                                                                     Not Drawn-down              Outstanding
                                                                      September 30,             September 30,
                                                                      -------------             -------------
                                                                   2000         1999         2000         1999
                                                                   ----         ----         ----         ----
         Commitments to extend credit..........................   $   5,391   $   5,543    $   1,263    $   1,565
         Guarantees of debt....................................   $     677   $     108    $     771    $     324

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


Commitments to Extend Credit

         Commitments to extend credit to third parties are conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes. In certain situations, credit may not be available for draw down until certain conditions precedent are met.

Guarantees of Debt

         From time to time, Lucent guarantees the financing for product purchases by customers and the debt of certain unconsolidated joint ventures. Requests for providing such guarantees are reviewed and approved by senior management. Certain financial guarantees are assigned to a third-party reinsurer.

Letters of Credit

         Letters of credit are purchased guarantees that ensure Lucent's performance or payment to third parties in accordance with specified terms and conditions, which amounted to $897 and $890 as of September 30, 2000 and 1999, respectively.

16. Securitizations

         In September 2000, Lucent and a third-party financial institution arranged for the creation of a non-consolidated Special Purpose Trust (the "Trust") for the purpose of allowing Lucent from time to time to sell on a limited-recourse basis up to a maximum of $970 of customer finance loans and receivables (the "Loans") at any given point in time through a wholly owned bankruptcy-remote subsidiary, which in turn will sell the Loans to the Trust. Lucent has also agreed, in the case of foreign currency denominated Loans and Loans with a fixed interest rate, to indemnify the Trust for foreign exchange losses and losses due to movements in interest rates (if any) if hedging instruments have not been entered into for such Loans. Lucent will receive a fee from the Trust for either arranging hedging instruments or providing the indemnity. Lucent will continue to service, administer and collect the Loans on behalf of the Trust and receive a fee for performance of these services. Lucent will also receive a fee for referring Loans to the Trust that the Trust purchases from Lucent. At September 30, 2000, Lucent had sold $579 of Loans to the Trust. The impact of this transaction increased cash flows from operating activities by $575.

         In September 1999, a subsidiary of Lucent sold approximately $625 of accounts receivable from one large non-U.S. customer to a non-consolidated qualified special purpose entity ("QSPE") which, in turn, sold an undivided ownership interest in these receivables to entities managed by an unaffiliated financial institution. Additionally, Lucent transferred a designated pool of qualified accounts receivable of approximately $700 to the QSPE as collateral for the initial sale. Lucent's retained interest in the QSPE's designated pool of qualified accounts receivable has been included in Receivables as of September 30, 1999. The impact of the above transaction on the 1999 financial statements reduced receivables and increased cash flows from operating activities in the Consolidated Statements of Cash Flows by $600. During December 1999, Lucent repurchased $408 of the $625 of accounts receivable, and the previously reported arrangement was terminated.

         In addition, Lucent established a new arrangement whereby its subsidiary sold $750 of accounts receivable (including the repurchased receivables described) to a consortium of banks with limited recourse. As a result of these transactions, receivables at September 30, 2000 were reduced by $342 and cash flows from operating activities were increased by $312 during fiscal 2000.

         During the fourth fiscal quarter of 2000, approximately $550 of additional receivables from this customer were sold.

         From time to time, Lucent may sell trade and note receivables with or without recourse and/or discounts in the normal course of business.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


17.  Commitments and Contingencies

         In the normal course of business, Lucent is subject to proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at September 30, 2000, cannot be ascertained. While these matters could affect the operating results of any one quarter when resolved in future periods and while there can be no assurance with respect thereto, management believes that after final disposition, any monetary liability or financial impact to Lucent, from matters other than those described in the next paragraph, beyond that provided for at September 30, 2000 would not be material to the annual Consolidated Financial Statements.

         In addition, Lucent and certain of its former officers are defendants in several purported shareholder class action lawsuits for alleged violations of federal securities laws. Specifically, the complaints allege, among other things, that beginning in late October 1999, Lucent and certain of its officers misrepresented Lucent's financial condition and failed to disclose material facts that would have an adverse impact on Lucent's future earnings and prospects for growth. These actions seek compensatory and other damages, and costs and expenses associated with the litigation. These actions are in the early stages and the Company is unable to determine their potential impact on the Consolidated Financial Statements. Lucent intends to defend these actions vigorously.

         In connection with the formation of Lucent from certain units of AT&T Corp. and the associated assets and liabilities of those units and AT&T's distribution of its remaining interest in Lucent to its shareowners, Lucent, AT&T and NCR Corporation executed and delivered the Separation and Distribution Agreement, dated as of February 1, 1996, as amended and restated, and certain related agreements. The Separation and Distribution Agreement, among other things, provides that Lucent will indemnify AT&T and NCR for all liabilities relating to Lucent's business and operations and for all contingent liabilities relating to Lucent's business and operations or otherwise assigned to Lucent. In addition to contingent liabilities relating to the present or former business of Lucent, any contingent liabilities relating to AT&T's discontinued computer operations (other than those of NCR) were assigned to Lucent. The Separation and Distribution Agreement provides for the sharing of contingent liabilities not allocated to one of the parties, in the following proportions: AT&T: 75%,
Lucent: 22%, and NCR: 3%. The Separation and Distribution Agreement also provides that each party will share specified portions of contingent liabilities related to the business of any of the other parties that exceed specified levels.

         In connection with the spin-off of Avaya, Lucent and Avaya executed and delivered a Contribution and Distribution Agreement which provides for indemnification by each company with respect to contingent liabilities primarily relating to their respective businesses or otherwise assigned to each, subject to certain sharing provisions. In the event the aggregate value of all amounts paid by each company, in respect of any single contingent liability or any set or group of related contingent liabilities, is in excess of $50 each company will share portions in excess of the threshold amount based on agreed-upon percentages. The Contribution and Distribution Agreement also provides for the sharing of certain contingent liabilities, specifically: (1) any contingent liabilities that are not primarily contingent liabilities of Lucent or contingent liabilities associated with the businesses attributed to Avaya; (2) certain specifically identified liabilities, including liabilities relating to terminated, divested or discontinued businesses or operations; and (3) shared contingent liabilities within the meaning of the Separation and Distribution Agreement with AT&T Corp.

Environmental Matters

         Lucent's current and historical operations are subject to a wide range of environmental protection laws. In the United States, these laws often require parties to fund remedial action regardless of fault. Lucent has remedial and investigatory activities under way at numerous current and former facilities. In addition, Lucent was named a successor to AT&T as a potentially responsible party ("PRP") at numerous "Superfund" sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or comparable state statutes. Under the Separation and Distribution Agreement, Lucent is responsible for all liabilities primarily resulting from or relating to the operation of Lucent's business as conducted at any time prior to or after the Separation including related businesses discontinued or disposed of prior to the Separation, and Lucent's assets including, without limitation, those associated with these sites. In addition, under such Separation and Distribution

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


Agreement, Lucent is required to pay a portion of contingent liabilities paid out in excess of certain amounts by AT&T and NCR, including environmental liabilities.

         It is often difficult to estimate the future impact of environmental matters, including potential liabilities. Lucent records an environmental reserve when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Management expects that the amounts reserved will be paid out over the periods of remediation for the applicable sites, which typically range from five to 30 years. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily on internal or third-party environmental studies and estimates as to the number, participation level and financial viability of any other PRPs, the extent of the contamination and the nature of required remedial actions. Accruals are adjusted as further information develops or circumstances change. The amounts provided for in Lucent's consolidated financial statements for environmental reserves are the gross undiscounted amounts of such reserves, without deductions for insurance or third-party indemnity claims. In those cases where insurance carriers or third-party indemnitors have agreed to pay any amounts and management believes that collectibility of such amounts is probable, the amounts are reflected as receivables in the financial statements. Although Lucent believes that its reserves are adequate, there can be no assurance that the amount of capital expenditures and other expenses which will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in Lucent's reserves or will not have a material adverse effect on Lucent's financial condition, results of operations or cash flows. Any possible loss or range of possible loss that may be incurred in excess of that provided for at September 30, 2000 cannot be estimated.

Lease Commitments

         Lucent leases land, buildings and equipment under agreements that expire in various years through 2020. Rental expense under operating leases was $420 $341 and $275 for the years ended September 30, 2000, 1999 and 1998, respectively. The table below shows the future minimum lease payments due under non-cancelable leases at September 30, 2000. Such payments total $1,243 for operating leases. The net present value of such payments on capital leases was immaterial.

                                                                                 Years Ended September 30,
                                                                                 -------------------------
                                                                                                                    Later
                                                                2001        2002      2003      2004       2005     Years
                                                                ----        ----      ----      ----       ----     -----
         Operating leases...................................     $ 230     $ 190     $  152     $ 128     $ 100     $ 443
         Capital leases.....................................         1         1          1         1         1        --
                                                                 -----     -----     ------     -----     -----     -----
         Minimum lease payments.............................     $ 231     $ 191     $  153     $ 129     $ 101     $ 443
                                                                 =====     =====     ======     =====     =====     =====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)



18. Quarterly Information (Unaudited)

                                                                         Fiscal Year Quarters
                                                                         --------------------
                                                  First          Second         Third           Fourth           Total
                                                  -----          ------         -----           ------           -----

Year Ended September 30, 2000
Revenues...................................   $   7,090      $   7,230      $   7,412        $   7,172        $  28,904
Gross margin...............................       3,214          2,939          3,134            2,427           11,714
Income (loss) from continuing
   operations..............................         979(1)         462            286(2)          (294)(3)        1,433
Income (loss) from discontinued
   operations..............................         270            293           (587)            (190)            (214)
                                              ---------      ---------      ---------        ---------        ---------
Net income (loss)..........................   $   1,249      $     755      $    (301)       $    (484)       $   1,219
                                              =========      =========      =========        =========        =========
Earnings (loss) per common
   share--basic:
Income (loss) from continuing
   operations..............................   $    0.31(1)   $    0.15      $    0.09(2)     $   (0.09)(3)    $    0.44
Income (loss) from discontinued
   operations..............................        0.09           0.09          (0.18)           (0.05)           (0.06)
                                              ---------      ---------      ---------        ---------        ---------
Net income (loss)..........................   $    0.40      $    0.24      $   (0.09)       $   (0.14)       $    0.38
                                              =========      =========      =========        =========        =========
Earnings (loss) per common
   share--diluted:
Income (loss) from continuing
   operations..............................   $    0.30(1)   $    0.14      $    0.09(2)     $   (0.09)(3)(4) $    0.43
Income (loss) from discontinued
   operations..............................        0.08           0.09          (0.18)           (0.05)(4)        (0.06)
                                              ---------      ---------      ---------        ---------        ---------
Net income (loss)..........................   $    0.38      $    0.23      $   (0.09)       $   (0.14)(4)    $    0.37
                                              =========      =========      =========        =========        =========
Dividends per share........................   $    0.04      $    0.00      $    0.02        $    0.02        $    0.08

Stock price:(9)
High.......................................          84 3/16        77 1/2         65 15/16         67 3/16          84 3/16
Low........................................          55 1/16        49 13/16       51  1/16         28 1/16          28 1/16
Quarter-end close..........................          75             62             58  3/4          30 1/2           30 1/2


Year Ended September 30, 1999
Revenues...................................   $   7,208      $   5,969      $   6,487        $     7,329      $  26,993
Gross margin...............................       3,916          2,852          3,074              3,127         12,969
Income from continuing operations..........       1,042(5)         363(6)         491(7)             473(8)       2,369
Income from discontinued operations........         194            172            272                474          1,112
                                              ---------      ---------      ---------        ---------        ---------
Income before cumulative effect
   of accounting change....................       1,236            535            763                947          3,481
Cumulative effect of accounting change.....       1,308             --             --                 --          1,308
                                              ---------      ---------      ---------        -----------      ---------
Net income.................................   $   2,544      $     535      $     763        $       947      $   4,789
                                              =========      =========      =========        ===========      =========
Earnings per common share-- basic:
Income from continuing operations..........   $    0.34(5)   $    0.12(6)   $    0.16(7)     $      0.15(8)   $    0.76
Income from discontinued operations........        0.06           0.05           0.09               0.15           0.36
Cumulative effect of accounting
   change..................................        0.43             --             --                 --           0.42
                                              ---------      ---------      ---------        -----------      ---------
Net income.................................   $    0.83      $    0.17      $    0.25        $      0.30      $    1.54
                                              =========      =========      =========        ===========      =========
Earnings per common share-- diluted:
Income from continuing operations..........   $    0.33(5)   $    0.11(6)   $    0.15(7)     $      0.14(8)   $    0.74
Income from discontinued operations........        0.06           0.06           0.09               0.15           0.34
Cumulative effect of accounting change.....        0.41             --             --                 --           0.41
                                              ---------      ---------      ---------        -----------      ---------
Net income.................................   $    0.80      $    0.17      $    0.24        $      0.29      $    1.49
                                              =========      =========      =========        ===========      =========
Dividends per share........................   $    0.04      $    0.00      $    0.02        $      0.02      $    0.08

Stock price:(9)
High.......................................          56 15/16       60             68 11/16           79 3/4         79 3/4
Low........................................          26 23/32       47             51 7/8             60             26 23/32
Quarter-end close..........................          54 31/32       54             67 7/16            64 7/8         64 7/8

---------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)


(1) Includes an after-tax gain of $115 ($189 pre-tax) associated with the sale of an equity investment and an after-tax charge of $40 ($61 pre-tax) primarily associated with the mergers with INS, Excel and Xedia.

(2) Includes an after-tax charge of $428 (non-tax impacting) of IPRD related to the acquisition of Chromatis.

(3) Includes an after-tax charge of $131 (non-tax impacting) of IPRD related to the acquisition of Spring Tide.

(4) As a result of the loss reported from continuing operations, potentially dilutive securities have been excluded from the calculation of diluted earnings (loss) per share because their effect would be anti-dilutive.

(5) Includes an after-tax charge of $287 ($295 pre-tax) of IPRD related to the acquisitions of Quadritek, Stratus, XNT and Quantum.

(6) Includes an after-tax charge of $1 (non-tax impacting) of IPRD related to the acquisition of WaveAccess. In addition, $24 of Stratus IPRD was reversed. As a result of the merger with Vital Signs, Lucent recorded a charge to operating expenses of $7 (non-tax impacting) for direct merger related costs.

(7) Includes an after-tax charge of $81 (non-tax impacting) primarily associated with the mergers with Ascend and RASCom.

(8) Includes pre-tax costs of $258 ($191 after-tax) primarily associated with asset impairments, integration-related charges and merger expenses related to the mergers with Ascend and Nexabit. These costs principally include the write-off of Livingston goodwill and other acquired intangibles and certain product and system integration and direct merger expenses related to Nexabit. Additionally, as a result of the 1999 acquisition of InterCall, Lucent recorded an after-tax charge of $2 ($3 pre-tax) for IPRD and an after-tax gain of $167 ($274 pre-tax) associated with the sale of an equity investment.

(9) Obtained from the Composite Tape. Stock prices have been restated to reflect the two-for-one splits of the Company's common stock effective April 1, 1998 and April 1, 1999.